Exhibit 2.1




                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                              EMULEX CORPORATION,



                           SHASTA ACQUISITION CORP.,



                              SIERRA LOGIC, INC.,



                               Steven F. Foster,

                         as Stockholder Representative
                 (with respect to certain provisions only), and


             the Principal Stockholders named on Schedule A hereto
                   (with respect to certain provisions only)


                                  dated as of

                                August 29, 2006

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ARTICLE I THE MERGER  .........................................................2
         Section 1.1       The Merger..........................................2
         Section 1.2       The Closing.........................................2
         Section 1.3       Effective Time......................................2
         Section 1.4       Effects of the Merger...............................2
         Section 1.5       Charter and Bylaws..................................2
         Section 1.6       Directors...........................................3
         Section 1.7       Officers............................................3

ARTICLE II CONVERSION OF SHARES................................................3
         Section 2.1       Conversion of Shares................................3
         Section 2.2       Options.............................................5
         Section 2.3       Warrants............................................5
         Section 2.4       Escrow..............................................6
         Section 2.5       Payment and Surrender of Certificates...............6
         Section 2.6       Termination of Payment Fund.........................7
         Section 2.7       No Liability........................................7
         Section 2.8       Dissenting Shares; Appraisal Rights.................7
         Section 2.9       No Further Ownership Rights in Capital Stock........8
         Section 2.10      Lost, Stolen or Destroyed Certificates..............8
         Section 2.11      Tax Withholding.....................................8
         Section 2.12      Transfer Taxes......................................8
         Section 2.13      Further Assurances..................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY..........................9
         Section 3.1       Organization........................................9
         Section 3.2       Capitalization.....................................10
         Section 3.3       Authority Relative to this Agreement...............12
         Section 3.4       Consents and Approvals; No Violations..............12
         Section 3.5       Financial Statements...............................13
         Section 3.6       Absence of Certain Changes.........................13
         Section 3.7       No Undisclosed Liabilities.........................16
         Section 3.8       Information in Disclosure Documents................16
         Section 3.9       No Default.........................................16
         Section 3.10      Litigation.........................................16
         Section 3.11      Compliance with Laws...............................17
         Section 3.12      Taxes..............................................17
         Section 3.13      Employee Benefits..................................18
         Section 3.14      Change in Control..................................20
         Section 3.15      Intellectual Property..............................20
         Section 3.16      Contracts and Commitments..........................25
         Section 3.17      Employment and Labor Matters.......................26
         Section 3.18      Environmental Matters..............................27

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         Section 3.19      Insurance..........................................28
         Section 3.20      Title to Properties; Encumbrances..................29
         Section 3.21      Leases.............................................29
         Section 3.22      Related Party Transactions.........................29
         Section 3.23      Absence of Certain Payments........................30
         Section 3.24      Brokers or Finders; Merger Expenses................30
         Section 3.25      Opinion of Financial Advisor.......................30
         Section 3.26      Books and Records..................................30
         Section 3.27      Full Disclosure....................................30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB............31
         Section 4.1       Organization.......................................31
         Section 4.2       Authority Relative to this Agreement...............31
         Section 4.3       Activities of Merger Sub...........................31
         Section 4.4       Consideration......................................31

ARTICLE V COVENANTS OF THE COMPANY AND THE STOCKHOLDERS.......................31
         Section 5.1       Conduct of Business Pending Merger.................31
         Section 5.2       No Solicitation of Competing Transaction...........34
         Section 5.3       Further Information................................34
         Section 5.4       Access; Confidentiality............................35
         Section 5.5       280G Consent.......................................35
         Section 5.6       Stockholder Approval; Consents.....................35
         Section 5.7       Necessary Consents; Notices........................36

ARTICLE VI OTHER COVENANTS....................................................36
         Section 6.1       All Reasonable Efforts.............................36
         Section 6.2       Publicity..........................................37
         Section 6.3       Notification of Certain Matters....................37
         Section 6.4       Employees; Employee Benefits.......................38
         Section 6.5       Tax Matters........................................38
         Section 6.6       Directors' and Officers' Indemnification...........39
         Section 6.7       Insurance..........................................40

ARTICLE VII CONDITIONS........................................................40
         Section 7.1       Conditions of Obligations of the Company...........40
         Section 7.2       Conditions of Obligations of Parent................41

ARTICLE VIII TERMINATION AND AMENDMENT........................................43
         Section 8.1       Termination........................................43
         Section 8.2       Effect of Termination..............................44

ARTICLE IX INDEMNIFICATION AND ESCROW.........................................44
         Section 9.1       Indemnification by the Stockholders................44
         Section 9.2       Procedure for Third Party Claims...................45
         Section 9.3       Indemnity Period...................................45

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         Section 9.4       Indemnification Basket.............................45
         Section 9.5       Limitation on Indemnity............................45
         Section 9.6       The Stockholder Representative.....................46
         Section 9.7       Actions of the Stockholder Representative..........47
         Section 9.8       No Right of Contribution...........................47
         Section 9.9       FIRPTA Certificate.................................47


ARTICLE X DEFINITIONS AND INTERPRETATION......................................48
         Section 10.1      Definitions........................................48
         Section 10.2      Interpretation.....................................54

ARTICLE XI MISCELLANEOUS......................................................55
         Section 11.1      Survival...........................................55
         Section 11.2      Fees and Expenses..................................55
         Section 11.3      Amendment..........................................56
         Section 11.4      Extension; Waiver..................................56
         Section 11.5      Notices............................................56
         Section 11.6      Descriptive Headings...............................57
         Section 11.7      Counterparts.......................................57
         Section 11.8      Entire Agreement; Assignment.......................58
         Section 11.9      Governing Law......................................58
         Section 11.10     Specific Performance...............................58
         Section 11.11     Parties in Interest................................58


EXHIBITS
-------
A        Form of Escrow Agreement............................................A-1
B-1      Named Employees...................................................B-1-1
B-2      Form of Employment Agreement .....................................B-2-1
B-3      Form of Restrictive Covenants Agreement ..........................B-3-1
C        Certificate of Incorporation of the Surviving Corporation...........C-1
D        Bylaws of Surviving Corporation.....................................D-1
E        Designated Individuals..............................................E-1
F        Form of FIRPTA Certificate..........................................F-1
G        Form of Legal Opinion of the Company's Counsel......................G-1
H        Amended and Restated Certificate of Incorporation ..................H-1

SCHEDULES
---------
A        Principal Stockholders
B        Additional Indemnities
C        Calculation of Merger Consideration
Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

                  This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 29, 2006, is by and among EMULEX CORPORATION, a Delaware corporation ("Parent"), SHASTA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), SIERRA LOGIC, INC., a Delaware corporation (the "Company"), Steven F. Foster as Stockholder Representative, and the principal stockholders of the Company set forth on Schedule A hereto (the "Principal Stockholders"). The Stockholder Representative is a party solely for purposes of Section 6.5 and the applicable sections of Articles IX, X and XI of this Agreement. The Principal Stockholders are parties solely for purposes of Sections 5.2 and 6.2 and the applicable sections of Articles IX, X and XI of this Agreement. Certain capitalized terms used in this Agreement have the meanings ascribed to them in Article X, Section
10.1 hereof.

                              W I T N E S S E T H:
                              --------------------

                  WHEREAS, the Board of Directors of Parent has approved, and deems it advisable and in the best interests of its stockholders to consummate, the merger (the "Merger") of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein;

                  WHEREAS, the Board of Directors of the Company (the "Board"), having carefully considered the long-term prospects and interests of the Company and the Stockholders, has approved the transactions contemplated hereby and has recommended to the Stockholders the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, each in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL") and the California Corporations Code (the "Corporations Code");

                  WHEREAS, the Boards of Directors of each of Parent and Merger Sub, and the sole stockholder of Merger Sub have approved this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of the DGCL and the Corporations Code;

                  WHEREAS, the holders of shares of Common Stock and Preferred Stock (the "Stockholders"), constituting at least the Required Vote, having considered the recommendation of the Board to approve and adopt this Agreement and consummate the transactions contemplated hereby, have delivered to the Secretary of the Company, and the Secretary of the Company has delivered to Parent, Consents (which Consents shall become effective immediately upon the execution of this Agreement) with respect to all such shares irrevocably adopting and approving this Agreement, the Merger and the transactions contemplated hereby, all in accordance with the applicable provisions of the DGCL, the Corporations Code, the Charter and Bylaws;

                  WHEREAS, Parent, the Company and the Stockholder Representative are entering into an Escrow Agreement in the form of Exhibit A attached hereto (the "Escrow Agreement"), pursuant to which a certain portion of the Merger Consideration is to be placed in an Escrow Fund to secure the indemnification obligations of the Company to Parent; and

                  WHEREAS, each of the employees of the Company listed on Exhibit B-1 (the "Named Employees") is executing and delivering to Parent (i) an executed employment offer letter (including the related Employee Creation and Non-Disclosure Agreement) in substantially the form attached hereto as Exhibit B-2 (each an "Employment Agreement"), and (ii) an executed restrictive covenants agreement in substantially the form attached hereto as Exhibit B-3 (each, a "Restrictive Covenants Agreement"), which agreements shall become effective only upon the Effective Time.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

                  Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the DGCL.

                  Section 1.2 The Closing. Closing of the Merger (the "Closing") shall take place at 10:00 a.m., Pacific time, on a date to be specified by the parties, which shall be no later than the fifth (5th) business day after satisfaction or waiver of all of the conditions set forth in Article VII of this Agreement (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 525 University Avenue, Suite 1100, Palo Alto, California, unless another time, date or place is agreed to in writing by the parties hereto or required under the DGCL.

                  Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in Article VII of this Agreement, the parties hereto shall file a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the "Certificate of Merger"). The parties hereto shall make all other filings, recordings or publications required by the DGCL in connection with the Merger. The Merger shall become effective at the time specified in the Certificate of Merger, which specified time shall be a time on the Closing Date (the time at which the Merger becomes effective being the "Effective Time").

                  Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in section 259 of the DGCL.

                  Section 1.5 Charter and Bylaws.


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

                           (a) Immediately after the Effective Time, the
certificate of incorporation of the Surviving Corporation shall be as set forth in Exhibit C to this Agreement, and such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation of the Surviving Corporation.

                           (b) Immediately after the Effective Time, the bylaws
of Surviving Corporation shall be as set forth in Exhibit D to this Agreement, and such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law and such bylaws of the Surviving Corporation.

                  Section 1.6 Directors. The directors of Merger Sub at the Effective Time shall be the only directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. In furtherance thereof, the Company shall secure, effective at the Effective Time of the Merger, such resignations, as directors, of its incumbent directors, and the Company shall take all other actions available to the Company to cause designees of Parent to be elected or appointed as directors of the Surviving Corporation at the Effective Time.

                  Section 1.7 Officers. The officers of Merger Sub at the Effective Time shall be the only officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II

                              CONVERSION OF SHARES

                  Section 2.1 Conversion of Shares.

                           (a) Treatment of Common Stock. Subject to the
limitations in this Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 2.1(c) and Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive an amount of cash equal to the Common Stock Merger Consideration, as adjusted pursuant to Section 2.1(e), without interest, and subject to any escrow, set off, deduction or indemnification contemplated herein. At the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "Common Stock Certificates") shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration.


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

                           (b) Treatment of Preferred Stock. Subject to the
limitations in this Agreement, (i) (x) each share of Series A Preferred Stock, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any), shall, by virtue of the Merger and without any action on the part of the holder thereof be cancelled and extinguished and automatically converted into the right to receive the Series A Merger Consideration, with the amount exceeding $0.4658 being adjusted pursuant to
Section 2.1(e), without interest, and (y) with the full amount being subject to any escrow, set off, deduction or indemnification contemplated herein; (ii) (x) each share of Series B Preferred Stock, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any), shall, by virtue of the Merger and without any action on the part of the holder thereof be cancelled and extinguished and automatically converted into the right to receive the Series B Merger Consideration, with the amount exceeding $0.5774168 being adjusted pursuant to Section 2.1(e), without interest, and (y) with the full amount being subject to any escrow, set off, deduction or indemnification contemplated herein; (iii) (x) each share of Series C Preferred Stock, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any), shall, by virtue of the Merger and without any action on the part of the holder thereof be cancelled and extinguished and automatically converted into the right to receive the Series C Merger Consideration, with the amount exceeding $0.64 being adjusted pursuant to Section 2.1(e), without interest, and (y) with the full amount being subject to any escrow, set off, deduction or indemnification contemplated herein (together with the Common Stock Merger Consideration, the Series A Merger Consideration and Series B Merger Consideration, the "Merger Consideration"). At the Effective Time, all shares of Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Preferred Stock (together with the Common Stock Certificates, the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration.

                           (c) Cancellation of Capital Stock Owned by Company.
Each share of Capital Stock that is owned by the Company or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be automatically cancelled and extinguished, and no consideration shall be delivered in exchange therefor.

                           (d) Capital Stock of Merger Sub. Each share of
common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of such shares of Common Stock of the Surviving Corporation.

                           (e) Adjustments. The per share Merger Consideration
(i) shall be adjusted to reflect the full effect of any stock split, reverse split, stock dividend (including any dividend or distribution or distribution of securities convertible into Capital Stock), reorganization, recapitalization or other like change with respect to Capital Stock that occurs or has a record date after the date hereof and prior to the Effective Time, and
(ii) shall be reduced to give effect to any inaccuracy of the representations and warranties of the Company set forth in Sections 3.2 hereof.

                  Section 2.2 Options.

                           (a) At the Effective Time, each outstanding stock
option, stock equivalent right or right to acquire shares of Common Stock, to the extent unexercised (each, an "Option"), issued under the Stock Plan, whether or not then vested, shall be assumed by Parent in accordance with the Stock Plan, and immediately converted into an option to purchase that number of shares of Parent Common Stock equal to (i) the number of shares of Common Stock subject to the Option immediately prior to the Effective Time, multiplied by
(ii) the Option Exchange Ratio, rounded down to the nearest whole share, at a price per share of Parent Common Stock equal to (x) the per share exercise price of the Option immediately prior to the Effective Time, divided by (y) the Option Exchange Ratio, rounded up to the nearest tenth of a cent. Each Option so assumed and converted shall continue to have and be subject to terms and conditions (including vesting schedule and repurchase rights) as are currently applicable to each such Option. As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of an Option an appropriate notice setting forth the terms of such assumption and conversion. With respect to any Option that is an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) immediately prior to the Effective Time, but in no event later than fifteen (15) business days after the Effective Time, such assumption shall, to the extent reasonably practicable, conform to the requirements of Section 424(a) of the Code. "Option Exchange Ratio" means the quotient determined by dividing the Common Stock Merger Consideration payable for one (1) share of Common Stock by the average of the closing sale prices for one (1) share of Parent Common Stock as quoted on the New York Stock Exchange for the ten (10) consecutive trading days ending on (and including) the trading day immediately preceding the Closing Date.

                           (b) Except as may be otherwise agreed to by Parent
and the Company or as otherwise contemplated or required to effectuate this
Section 2.2, (i) no action shall be taken by the Company prior to the Merger (except as expressly provided in this Agreement) to accelerate any Option, (ii) the provisions in any Benefit Plan other than the Stock Plan providing for the issuance or grant of any other interest in respect of the Capital Stock of the Company shall be deleted or otherwise terminated as of the Effective Time and
(iii) no Person shall have any right under any Benefit Plan other than the Stock Plan with respect to equity securities of the Company, Parent or the Surviving Corporation or any subsidiary thereof.

                           (c) At or before the Effective Time, the Company
shall provide to Parent such documents, records and other information as is necessary or appropriate, and cause to be effected any necessary amendments to the Stock Plan, to give effect to the foregoing provisions of this Section 2.2.

                  Section 2.3 Warrants. As of the Effective Time, all warrants convertible into, or exchangeable for, Securities (the "Warrants") shall have been exercised or otherwise have expired or terminated in accordance with the terms of the applicable governing instrument. Following the Effective Time, no Warrants shall remain outstanding and no holder of a Warrant shall have the right to receive any security or other consideration of the Company, Parent or the Surviving Corporation upon the exercise or conversion of such Warrant.

                  Section 2.4 Escrow. At the Effective Time, Parent shall withhold the Escrow Amount, subject to the terms of the Escrow Agreement. Concurrent with the Closing, Parent, the Stockholder Representative and the Escrow Agent shall enter into the Escrow Agreement. Within fifteen (15) business days after the Closing Date, Parent shall cause the Escrow Amount to be deposited with the Escrow Agent.

                  Section 2.5 Payment and Surrender of Certificates.

                           (a) Prior to the Effective Time, Parent or Merger
Sub shall designate a bank or trust company reasonably acceptable to the Company to act as Payment Agent in connection with the Merger (the "Payment Agent"). Subject to the terms of any restricted stock agreement applicable to any Capital Stock (each a "Restricted Stock Agreement"), and Sections 2.4 and
2.8 hereof, at or prior to the Effective Time, Parent will provide to, or cause the Surviving Corporation to provide to, and shall deposit in trust with, the Payment Agent, the aggregate Merger Consideration less the Escrow Amount. Until used for that purpose, the funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities Exchange Commission or otherwise). All fees and expenses of the Payment Agent shall be paid by Parent.

                  Promptly after the Effective Time, Parent shall instruct the Payment Agent to mail to each holder of record of Capital Stock a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for such holder's portion of the Merger Consideration. Subject to the terms of any Restricted Stock Agreement and Sections 2.4, 2.6,
2.8 and 2.10 hereof, promptly upon surrender of a Certificate to the Payment Agent, together with such letter of transmittal, duly executed, and such other information as the Payment Agent may reasonably request, the holder of such Certificate shall be entitled to receive in exchange therefor that portion of the Merger Consideration, without interest, represented by such Certificate, less any required Tax withholdings in accordance with Section 2.11 hereof, and the Certificate shall forthwith be cancelled; provided that, Parent may satisfy such obligation to any such holder, in part, by depositing a portion of the Merger Consideration to which such holder would otherwise be entitled, into escrow pursuant to the terms of Section 2.4 and the Escrow Agreement. Until surrendered as contemplated by this Article II, from and after the Effective Time each Certificate shall be deemed to represent only the right to receive its portion of the Merger Consideration determined pursuant to this Agreement then due and shall not evidence any interest in, or any right to exercise the rights of a stockholder of Parent or the Surviving Corporation. If the Merger Consideration is to be paid to a person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes and other applicable taxes have been paid or provided for.

                  Section 2.6 Termination of Payment Fund. At any time which is more than six (6) months after the Effective Time, Parent shall be entitled to require the Payment Agent to deliver to it any funds which had been deposited with the Payment Agent and have not been disbursed in accordance with this
Article II (including, without limitation, interest and other income received by the Payment Agent in respect of the funds made available to it), and after the funds have been delivered to Parent, Stockholders entitled to payment in accordance with this Article II shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar applicable laws) for payment of the Merger Consideration upon surrender of the Certificates held by them, without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                  Section 2.7 No Liability. Notwithstanding anything to the contrary in this Article II, none of the Payment Agent, the Surviving Corporation or any party hereto shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  Section 2.8 Dissenting Shares; Appraisal Rights. If Stockholders are entitled to appraisal rights in connection with the Merger pursuant to Section 262 of the DGCL, or if Section 2115 of the Corporations Code applies to the Company and the Stockholders are entitled to appraisal rights in connection with the Merger pursuant to Chapter 13 of the Corporations Code, any Dissenting Shares will not be converted into the right to receive a Merger Consideration as provided in Section 2.1 hereof, but will be entitled to such rights (but only such rights) as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL or, if applicable, Chapter 13 of the Corporations Code. The Company will give Parent prompt notice (and in any case, within one (1) business day) of any demand received by the Company for appraisal of shares of Capital Stock, and Parent will have the right to control all negotiations and proceedings with respect to such demand. Company agrees that, except with Parent's prior written consent, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. If any Stockholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares, then the appraisal right of such holder shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive such Merger Consideration to which such Stockholder would have been entitled pursuant to Section 2.1, subject to the provisions of this Agreement. "Dissenting Shares" means any shares of Common Stock or Preferred Stock that are outstanding immediately prior to the Effective Time with respect to which dissenters' rights to obtain payment for such Dissenting Shares in accordance with the DGCL, or if applicable, Chapter 13 of the Corporations Code, have been duly and properly exercised and perfected in connection with the Merger.

                  Section 2.9 No Further Ownership Rights in Capital Stock. From and after the Effective Time, no shares of Capital Stock will be deemed to be outstanding, and holders of Certificates formerly representing such Capital Stock shall cease to have any rights with respect thereto except as provided herein or by applicable law. At the Effective Time, the stock transfer books of Company shall be closed and no further registration or transfer of Capital Stock shall thereafter be made, excepting for stock issued by the Surviving Corporation after the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Payment Agent for any reason, they shall be canceled and exchanged as provided in this
Article II, subject to Section 2.4 and the Escrow Agreement.

                  Section 2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact coupled with an indemnity by the holder thereof, such Merger Consideration as may be required pursuant to Sections 2.1 and 2.4 hereof; provided, however, that Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                  Section 2.11 Tax Withholding. Parent or Parent's agent shall be entitled to deduct and withhold from the Merger Consideration, or other payment otherwise payable pursuant to this Agreement or the Escrow Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any Federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of whom such deduction and withholding was made.

                  Section 2.12 Transfer Taxes. In no event shall Parent or the Surviving Corporation bear any Tax imposed in connection with any holder's receipt of the Merger Consideration, or other payment otherwise payable pursuant to this Agreement or the Escrow Agreement, to which such holder is entitled.

                  Section 2.13 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, instruments, assurances or any other actions or things are necessary or desirable to consummate the Merger or vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purpose and intent of this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments, instruments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things necessary to consummate the Merger and to carry out the purpose and intent of this Agreement or as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation in each case, to the extent such action is not inconsistent with this Agreement.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

                  Except as set forth in the schedule prepared and signed by an appropriate officer of the Company delivered to Parent prior to the execution of this Agreement setting forth specific exceptions to the Company's representations and warranties set forth herein (the "Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as of the date hereof and the Closing Date as set forth below. Each exception set forth in the Disclosure Schedule is identified by reference to the specific section or subsection of this Agreement and relates only to such section or subsection.

                  Section 3.1 Organization.

                           (a) The Company is a corporation duly incorporated,
validly existing and in good standing (with respect to jurisdictions that recognize such concept with respect to such entity) under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such other jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. For purposes of this Agreement, "Company Material Adverse Effect" with respect to the Company means, individually or in the aggregate, a material adverse effect on the business, capitalization, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Company, or that would prevent or materially alter or delay the Merger or any of the other transactions contemplated hereby, in each case other than as a result of (i) changes generally adversely affecting the economy or the industry in which the Company currently operates (so long as the Company is not disproportionately affected thereby), (ii) changes in laws or accounting principles applicable to the Company, or (iii) acts of war or terrorism (so long as the Company is not disproportionately affected thereby). The Company has heretofore delivered to Parent accurate and complete copies of the Company's Certificate of Incorporation (the "Charter") and Bylaws as currently in effect.

                           (b) The Company has no Subsidiaries. The Company
does not own directly or indirectly, any Capital Stock or other equity securities of any corporation or have any direct or indirect equity or ownership investment or interest in any business.

                  Section 3.2 Capitalization.

                           (a) As of the date hereof, the authorized Capital
Stock of the Company consists of (i) 75,000,000 shares of Common Stock, of which 10,358,600 shares were issued and outstanding, (ii) 56,813,624 shares of Preferred Stock, of which (A) 11,415,235 shares have been designated Series A Preferred Stock, 11,274,283 shares of which are issued and outstanding as of the date hereof, (B) 20,851,489 shares have been designated Series B Preferred Stock, 20,782,214 shares of which are issued and outstanding as of the date hereof, and (C) 24,546,900 shares have been designated Series C Preferred Stock, 23,437,499 shares of which are issued and outstanding. As of the date hereof, (i) no shares of Common Stock or Preferred Stock are issued and held in the treasury of the Company, (ii) no shares of Common Stock are reserved for issuance pursuant to outstanding Warrants, (iii) 140,952 shares of Series A Preferred Stock are reserved for issuance pursuant to outstanding Warrants,
(iv) 69,274 shares of Series B Preferred Stock are reserved for issuance pursuant to outstanding Warrants, (v) 894,532 shares of Series C Preferred Stock are reserved for issuance pursuant to outstanding Warrants, (vi) 5,603,573 shares of Common Stock are reserved for issuance pursuant to outstanding Options and (vii) options to purchase 118,441 shares remain eligible for issuance pursuant to the Stock Plan. Of the issued and outstanding shares of Common Stock set forth in (i) above, 306,438 are subject to repurchase rights without acceleration in connection with the Merger, and 23,334 are subject to repurchase rights with acceleration in connection with the Merger. All of the outstanding shares of Capital Stock are, and all shares of Capital Stock which may be issued pursuant to the exercise of outstanding Options and Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, in compliance with all applicable laws. The rights, preferences and privileges of the Preferred Stock are as set forth in the Charter. Since the date of the filing of the Charter, there have not occurred any events that would cause any adjustment or readjustment in the applicable conversion prices of such Preferred Stock. Section 3.2(a) of the Disclosure Schedule sets forth a true and complete list of all holders of Securities as of the date of this Agreement with the name, number of and type of Securities held and, where applicable, the number, exercise or repurchase price, vesting or repurchase schedule and acceleration provisions applicable to such Security.

                           (b) Immediately prior to the Effective Time, the
authorized, issued and outstanding Capital Stock of the Company shall be identical to that in clause (a) above except (i) the number of outstanding shares of Common Stock may be increased upon the exercise of currently outstanding Options that are or will vest prior to the Effective Time in accordance with their terms on the date hereof; provided that, the number of outstanding shares of Common Stock reserved for issuance pursuant to Options decreases by the same number, (ii) the number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock may be increased to give effect to the exercise of outstanding Warrants listed in Section 3.2(b)(ii) of the Disclosure Schedule; (iii) no Warrants will be outstanding;
(iv) the number of outstanding shares of Common Stock may decrease upon the repurchase of unvested Common Stock of terminated employees or consultants pursuant to the terms of such employee's or consultant's stock option agreement provided to Parent prior to the date hereof; and (v) any changes in the number of authorized, issued or outstanding Capital Stock of the Company to which Parent consents in advance in writing pursuant to Section 5.1 hereof. Section 3.2(b) of the Disclosure

Schedule (which shall be delivered to Parent prior to the Effective Time) sets forth a true and complete list of all holders of Securities as of immediately prior to the Effective Time with the name, number of and type of Securities held and, where applicable, the number, exercise or repurchase price, vesting or repurchase schedule and acceleration provisions applicable to such Security.

                           (c) No Security will by its terms require an
adjustment in connection with the Merger. Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (x) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event on or after consummation of the Merger, in favor of any Security, (y) any additional benefits for any optionee under any Security, or
(z) the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Security assumed by Parent or any shares of Common Stock previously issued upon exercise of a Security. The assumption by Parent of Options in accordance with
Section 2.2 hereof will not give rise to any event described in clauses (x) through (z) in the immediately preceding sentence or constitute a breach of the Stock Plan or any agreement entered into pursuant to such plan.

                           (d) Except as set forth in this Section 3.2, (i)
there are no shares of Capital Stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights ("Voting Debt") or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued Capital Stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of Capital Stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares, or the Capital Stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Except as set forth in Section 3.2(a) hereof, the Company has issued no shares of Common Stock or Preferred Stock, other than (x) shares of Common Stock issued on the exercise of Options or Warrants outstanding prior to the date hereof or (y) shares of Capital Stock issued after the date hereof to which Parent consents in advance in writing pursuant to Section 5.1 hereof.

                           (e) There are no voting trusts or other agreements
or understandings to which the Company is a party with respect to the voting of the Capital Stock of the Company.

                           (f) Following the Effective Time, no person will
have any right to receive Securities of the Surviving Corporation upon exercise of Securities or otherwise.

                           (g) No Indebtedness of the Company contains any
restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any lien on its properties or assets. For purposes of this Agreement, "Indebtedness" shall mean (i) all indebtedness, whether or not contingent, for borrowed money or for the deferred purchase price of property or services, (including but not limited to amounts referred to by the Company as equipment debt, AR debt, and "growth capital" debt), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases or letters of credit, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property, and (vi) all guarantee obligations, in each case including the principal amount thereof, any accrued interest thereon and any prepayment premiums or fees or termination fees with respect thereto and shall specifically exclude trade payables and accruals incurred in the ordinary course of business.

                  Section 3.3 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company and the Stockholders in accordance with
Section 251 of the DGCL, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. The holders of greater than (i) a majority of the outstanding shares of Common Stock, voting as a separate class, (ii) a majority of the outstanding shares of Preferred Stock, voting as a separate class, and
(iii) a majority of the outstanding Capital Stock entitled to vote thereon (together the "Required Vote") have duly executed and delivered Consents (which Consents shall become effective immediately upon the execution of this Agreement) to the Company and Parent approving this Agreement and the consummation of the transactions contemplated hereby, appointing the Stockholder Representative and amending the Charter in order to effect the transactions contemplated hereby.

                  Section 3.4 Consents and Approvals; No Violations. No notice to, filing with, and no permit, authorization, consent or approval of, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (a "Governmental Entity"), or any private third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any material breach of any provision of the Charter or Bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any mortgage, pledge, charge, security interest, claim or encumbrance of any kind (other than licenses or other agreements relating to IP which are not intended to secure an obligation) (collectively, a "Lien")) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or

(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or its properties or assets.

                  Section 3.5 Financial Statements.

                           (a) The Company has previously provided Parent with
its audited balance sheet as of December 31, 2005 (the "December Balance Sheet") and its unaudited balance sheet as of July 31, 2006 as set forth on 3.5(a) of the Disclosure Schedule (the "July Balance Sheet"), and the related statements of operations and, with respect to the audited financial statements, statements of cash flows for the preceding three (3) fiscal years and the interim period then ended, including, with respect to the audited financial statements, the notes thereto (together, the "Financial Statements"). The Financial Statements for the three (3) years ended December 31, 2005 have been audited by Ernst & Young LLP, the Company's independent accountants. The Financial Statements are true and correct in all material respects and fairly present, in accordance with United States generally accepted accounting principles ("GAAP") consistently applied, the financial position of the Company as of such dates and its results of operations and cash flows for such fiscal periods except, in the case of such unaudited statements, for normal recurring year end adjustments which adjustments will not be material, either individually or in the aggregate, and the absence of footnotes.

                           (b) The Company maintains a system of internal
accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management's general and specific authorization. Since January 1, 2002, neither the Company nor, to the Company's Knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise become aware of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or of its internal controls over financial reporting, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. There have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements involving the management of the Company or other employees or consultants of the Company who have a role in preparation of the Financial Statements.

                           (c) The Company has no Indebtedness.

                  Section 3.6 Absence of Certain Changes. Since the December Balance Sheet, the Company has not:

                           (a) suffered any Company Material Adverse Effect;

                           (b) incurred any liabilities or obligations (whether
asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) except non-material items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $25,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves other than trade payables incurred in the ordinary course of business and consistent with past practice;

                           (c) paid discharged or satisfied any claim,
liabilities or obligations (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the December Balance Sheet or incurred since December 31, 2005 in the ordinary course of business, consistent with past practice and not material in the aggregate;

                           (d) permitted or allowed any of its property or
assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens except for liens for real and personal property Taxes not yet due and payable;

                           (e) written down the value of any of its material
inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

                           (f) cancelled any debts or waived any claims or
rights of material value;

                           (g) sold, transferred, or otherwise disposed of any
of its material properties or assets (real, personal or mixed, tangible or intangible);

                           (h) granted any increase in the compensation or
benefits of any director, officer, employee or consultant of the Company (including any such increase pursuant to any Benefit Plan) or any increase in the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company;

                           (i) disposed of, granted, obtained, or permitted to
lapse any rights to, any Intellectual Property except for non-material Intellectual Property as necessary in the ordinary conduct of business and consistent with past practice;

                           (j) disposed of or disclosed to any Person, other
than representatives of Parent, any Trade Secret;

                           (k) made any change in severance policy or practices
or established, amended or agreed to establish or amend any Benefit Plan, except as required by applicable law;

                           (l) made any capital expenditure or acquired any
property, plant and equipment for a cost in excess of $25,000 per fiscal quarter in the aggregate;

                           (m) declared, paid or set aside for payment any
dividend or other distribution in respect of its Capital Stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of Capital Stock or other securities of the Company;

                           (n) filed any amendment to any Tax Return, made any
election relating to Taxes, change any election relating to Taxes already made, adopted or changed any accounting method relating to Taxes, entered into any closing agreement relating to Taxes, settled any claim or assessment relating to Taxes or consented to any claim or assessment relating to Taxes or any waiver of the statute of limitation for any such claim or assessment;

                           (o) paid, loaned or advanced any amount to, or sold,
transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors or stockholders or any affiliate or associate of any of its officers, directors or stockholders except for directors' fees, and compensation to officers at rates not inconsistent with the Company's past practice;

                           (p) agreed to be bound by any exclusivity provisions
or similar such provisions under which the Company is restricted (either directly or through a third party appointed to do the same) from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area;

                           (q) agreed to be bound by any "most favored nations"
pricing or commercial terms in any contract, agreement or other commitment;

                           (r) taken any action prohibited by Section 5.1
hereof; or

                           (s) agreed, whether in writing or otherwise, to take
any action described in this Section 3.6.

Since the December Balance Sheet date, none of the persons with which the Company or any subsidiary or joint ventures has a material business relationship has given notice in writing or other indication of any intention to cancel or otherwise terminate a material business relationship with the Company or any subsidiary or joint venture and, to the Company's Knowledge, no event has occurred or failed to occur which (i) would reasonably be expected to result in the cancellation or termination of such a business relationship or (ii) would entitle any such entity or customer to terminate such business relationship.

                  Section 3.7 No Undisclosed Liabilities. Except as specifically provided in the July Balance Sheet, the Company does not have any liabilities (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) that were not fully reflected or fully reserved against in the July Balance Sheet other than liabilities incurred in the ordinary course of business, consistent with past practice and that are not material in the aggregate.

                  Section 3.8 Information in Disclosure Documents. None of the information supplied by the Company for inclusion or incorporation by reference in the information provided to Stockholders relating to the Consent, this Agreement, the Merger or any transaction contemplated hereby, at the time it was provided to the Stockholders and at the time of the Consent solicitation in connection with the Merger, (a) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) did not comply in all material respects with applicable law.

                  Section 3.9 No Default. The Company is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) the Charter or its Bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its material properties or assets may be bound, (iii) any order, writ, injunction, decree, or (iv) any statute, rule or regulation applicable to the Company, except with respect to clauses (ii) and (iv) of this Section 3.9, such defaults or violations that, individually or in the aggregate, would not be expected to result in a Company Material Adverse Effect.

                  Section 3.10 Litigation. There is no action, suit, proceeding, arbitration, investigation pending before any Government Entity or arbitration or mediation panel or, to the Company's Knowledge, threatened in which the Company is a party. The foregoing includes, without limitation, actions pending or to the Company's Knowledge, threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any Intellectual Property allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order or decree of any Governmental Entity. There is no action, suit, proceeding, arbitration or investigation which the Company presently intends to initiate. To the Company's Knowledge, there are no occurrences, facts, or circumstances which would give rise to a claim or potential claim against the Company, or those to which the Company owes any obligation of indemnification or defense, for the violation of the rights of any third party or the violation of any law, order, or regulation.

                  Section 3.11 Compliance with Laws. The Company is in compliance with, and has not violated any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which materially affects the business, properties or assets of the Company and no notice, charge, claim or action has been received by the Company or has been filed, commenced or, to the Company's Knowledge, threatened against the Company alleging any such violation. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

                  Section 3.12 Taxes.

                           (a) The Company has timely filed with the
appropriate Tax Authorities all Tax Returns required to be filed, and such Tax Returns are true, correct, and complete;

                           (b) The Company has paid all Taxes required to be
paid other than those (i) currently payable without penalty or interest, or
(ii) being contested in good faith by appropriate proceedings properly instituted and diligently pursued, and in the case of both clauses (i) and (ii) are fully reserved for on the July Balance Sheet of the Company. All liabilities for Taxes attributable to the period commencing on the date following the date of the December Balance Sheet have been incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar business activity conducted in prior periods;

                           (c) There are no liens for Taxes upon any property
or assets of the Company except for liens for real and personal property Taxes not yet due and payable;

                           (d) No Federal, state, local or foreign Audits are
presently pending with regard to any Taxes or Tax Returns of the Company, and to the Company's Knowledge, no such Audit is threatened, and no deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against the Company. No material adjustments have been asserted as a result of any Audit which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any Audit of the Company or its Subsidiaries that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any period not so audited. The Company has not received written notice of any claim made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return, that the Company is or may be subject to taxation by that jurisdiction;

                           (e) There are no outstanding requests, agreements,
consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes or Tax Returns is currently in force;

                           (f) Neither the Company nor any former Subsidiary
(i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent, and (ii) has any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law);

                           (g) The Company is not a party to, is not bound by,
and has no obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnification agreement, agreement where liability is determined by reference to the Tax liability of a third party, or any similar agreement, contract, or arrangement;

                           (h) The Company is not a party to any agreement,
plan, contract or arrangement that either alone or in connection with the transactions contemplated by this Agreement could, separately or in the aggregate, fail to be deductible to Parent, Surviving Corporation, or Company by virtue of section 162(m) or 280G of the Code;

                           (i) The Company has neither agreed nor is required
to include in income any adjustment under either Section 481(a) of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise which would have an effect on any taxable period following the Effective Time; and

                           (j) The Company has previously delivered or made
available to Parent complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority, (ii) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns filed by the Company for the taxable periods ending on or after December 31, 2002, and (iii) any closing agreements entered into by the Company with any Tax Authority.

                  Section 3.13 Employee Benefits.

                           (a) Section 3.13 of the Disclosure Schedule contains
a true, complete and correct list of each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in section 3(3) of ERISA), and any employment, change of control, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization, life or other benefits-related insurance, supplemental unemployment benefits or other plan, program, policy, agreement, arrangement or material understanding (whether formal or informal or whether or not legally binding), (i) sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(1) ERISA, for the benefit of any current or former employee, director or consultant of the Company, or (ii) with respect to which the Company could have any liability (all the foregoing being herein referred to as "Benefit Plans"). The Company has made available to Parent a true and correct copy of all documents related to the Benefit Plans, including but not limited to, (u) as they exist, the three most recent annual reports or Form 5500 Series filings if required under ERISA, filed with the Internal Revenue Service (the "IRS") with respect each Benefit Plan, (v) a copy of each written Benefit Plan (including all amendments thereto) or a written description of any Benefit Plan that is not otherwise in writing and the most recent Summary Plan Description, any Summary of Material Modifications or Form 5500 Series if required under ERISA, (w) each trust agreement and group annuity contract, if any, relating to such Benefit Plan, (x) the most recent actuarial report or valuation relating to each Benefit Plan subject to Title IV of ERISA or providing post-retirement health and/or life insurance benefits, (y) a current determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under section 401(a) of the Code and (z) all contracts relating to the Benefit Plans with respect to which the Company, or any ERISA Affiliate may have any liability, including, but not limited to, insurance contracts, investment management agreements, subscription and participants agreements and record keeping agreements.

                           (b) No Benefit Plans are subject to Title IV of
ERISA. No event has occurred and to the Company's knowledge, there exists no condition or set of circumstances which are reasonably likely to occur in connection with which the Company would be subject to any liability that would have a Company Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

                           (c) With respect to Benefit Plans, in the aggregate,
there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP in the Financial Statements.

                           (d) Each of the Benefit Plans is and has been
administered in all material respects in compliance with its terms and with applicable laws and regulations, including, but not limited to, ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996, the Code and federal and state securities laws.

                           (e) Each of the Benefit Plans that is intended to be
a qualified plan within the meaning of section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred to cause the loss of such qualified or tax-exempt status, or the Company has applied to the IRS for such a determination prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Each fund established under a Benefit Plan that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

                           (f) The Company has no obligation for retiree
health, medical or life insurance benefits under any Benefit Plan other than
(i) coverage mandated by applicable laws, (ii) death or retirement benefits under any "employee pension plan" as defined in section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or beneficiary thereof). Each Benefit Plan that is a "nonqualified deferred compensation plan" subject to section 409A of the Code is in material compliance with such section.

                           (g) No Benefit Plan is a "multiemployer pension
plan," as such term is defined in section 3(37) of ERISA or a "multiple employer plan" as such term is defined in section 413(c) of the Code.

                           (h) Each Benefit Plan can be terminated within a
period of thirty (30) days, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

                           (i) No Benefit Plan is under actual or, to the
Company's knowledge, threatened investigation, audit or review by any governmental agency, or the subject of any claim, lawsuit, arbitration or other proceeding.

                  Section 3.14 Change in Control. The Company is not a party to any contract, agreement or understanding which contains a "change in control," "potential change in control" or similar provision. The consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Company to any person, or accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due from the Company to any Person or would otherwise constitute a parachute payment within the meaning of Section 280G of the Code.

                  Section 3.15 Intellectual Property.

                           (a) The Company owns or has a valid right to use
(and immediately following the Closing will own or have a valid right to use on substantially identical terms and conditions as immediately prior to the Closing) all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, "Trademarks"); patents and industrial design registrations or applications (including any continuations, divisional, continuations-in-part, renewals, reissues, and applications for any of the foregoing) (collectively, "Patents"); copyrights (including any registrations and applications therefor); "maskworks" (as defined under 17 U.S.C. ss. 901) and any applications and registrations therefor; Software; technology; inventions, whether or not patented, patentable, tested or reduced to practice; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets," and together with the foregoing, the "Intellectual Property") used or held for use in or necessary for the conduct of the Company's business as currently conducted or currently contemplated to be conducted.

                           (b) Section 3.15(b)(1) of the Disclosure Schedule
sets forth, for the Intellectual Property owned by the Company, a complete and accurate list of all U.S. and foreign (i) Patents, (ii) Trademark registrations (including Internet domain registrations) and applications and material unregistered Trademarks, (iii) copyright and maskwork registrations and applications, and material unregistered copyrights, including those in Software, indicating for each, the applicable jurisdiction, registration number (or application number), record owner and date issued (or date filed). Section 3.15(b)(2) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements (other than commercially available "shrink-wrap" or "click-through" licenses acquired in the ordinary course of business having an acquisition price of less than $10,000 in the aggregate for all such related licenses) granting or restricting any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder, and any written settlements relating to any Intellectual Property to which the Company is a party or otherwise bound (collectively, the "License Agreements"), indicating for each the title, the parties, date executed, and the Intellectual Property covered thereby.

                           (c) The Intellectual Property owned by the Company
is free and clear of all Liens, and the Company is listed in the records of the appropriate United States, state, or foreign agency as the sole and exclusive owner of record and beneficial owner for each application and registration listed in Section 3.15(b)(1) of the Disclosure Schedule. With respect to any Patents in which the Company has an ownership interest: (i) each has been prosecuted in material compliance with all applicable rules, policies and procedures of the U.S. Patent and Trademark Office or applicable foreign agency; and (ii) neither the Company nor any of its subsidiaries is aware of any prior art or other facts that could render any of the claims in the patents invalid or unenforceable.

                           (d) The Intellectual Property owned by the Company
and, to the Company's Knowledge, any Intellectual Property used by or held for use by the Company is valid and subsisting, in full force and effect, and has not been canceled, expired or been abandoned. There is no pending or threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations listed in
Section 3.15(b)(1) of the Disclosure Schedule, or, to the Company's Knowledge, against any material Intellectual Property licensed to the Company.

                           (e) The products, technology and business of the
Company as currently conducted, and the products, technology and business that the Company currently expects to commercially develop or conduct as set forth in Section 3.15(e)(i) of the Disclosure Schedule, in each case, do not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). There are no claims or suits pending or, to the Company's Knowledge, threatened, and the Company has not received any written notice (or to the Company's Knowledge, any oral notice) of a third party claim or suit (1) alleging that its activities or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property owned, used or held for use by the Company in its business, and there has been no such written claim (or, to the Company's Knowledge, any oral claim) asserted or, to the Company's Knowledge, threatened in the past three (3) years against the Company or, to the Company's Knowledge, any other person.

                           (f) There are no settlements, forbearances to sue,
consents, judgments, or orders or similar obligations which (i) restrict the Company's rights to use any Intellectual Property, (ii) restrict the Company's business in order to accommodate a third party's Intellectual Property or (iii) permit third parties to use any Intellectual Property owned or controlled by the Company. The Company has not licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the License Agreements, and no royalties, honoraria or other fees are payable by the Company for the use of or right to use any Intellectual Property, except pursuant to the License Agreements. The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or, to the Company's Knowledge, any other party under any such License Agreement.

                           (g) The Company takes reasonable measures to protect
the confidentiality of Trade Secrets, including requiring its employees and independent contractors having access thereto to execute written non-disclosure agreements. To the Company's Knowledge, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects the Company's proprietary interests in and to such Trade Secrets. Neither the Company nor, to the Company's Knowledge, any other party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

                           (h) No current or former partner, director, officer
or employee of the Company (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of the Intellectual Property owned or, to the Company's Knowledge, used by the Company. Each such current or former partner, director, officer or employee of the Company who has, in each case, been involved in the development or modification of any technology or Intellectual Property owned or purported to be owned by the Company, has executed a written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship and all Intellectual Property rights therein.

                           (i) To the Company's Knowledge, no third party is
misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company and no such claims have been brought or threatened against any third party by the Company in the past six (6) years.

                           (j) The consummation of the transactions
contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company's right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of the business as currently conducted. Neither this Agreement nor the transactions contemplated by this Agreement, will result in the Company or Parent or any of its Affiliates: (i) granting to any third party any incremental right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental restriction on the operation or scope of their respective business, or (iii) being obligated to pay any incremental royalties or other amounts, or offer any incremental discounts, or being bound by any incremental "most favored pricing" terms to any third party, (iv) attempting to procure from Parent or any of its affiliates a license grant or covenant not to assert under any contract. As used in this Section 3.15, an "incremental" right, non-compete, restriction, royalty, "most favored pricing" term or discount refers to a right, non-compete, restriction, royalty, "most favored pricing" term or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the transactions contemplated hereby.

                           (k) Section 3.15(k) of the Disclosure Schedule lists
all Software (other than commercially available Software subject to "shrink-wrap" or "click-through" licenses acquired in the ordinary course of business having an acquisition price of less than $10,000 in the aggregate for all such related licenses) owned, licensed, leased, or otherwise used by the Company, and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be. Section 3.15(k) of the Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by the Company to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. To the Company's Knowledge, the execution of this Agreement will not result in a release from escrow of any Source Code in such out-licensed Software or the grant of incremental rights to a Person with regard to such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any person acting on its behalf to any person of any Source Code in such out-licensed Software under any contract, and no material portions of such Source Code has been disclosed, delivered or licensed to a third party (other than deposits of Source Code with escrow agents pursuant to escrow agreements in the ordinary course of business consistent with past practices, which deposits have not been released from escrow). With respect to the Software set forth in Section 3.15(k) of the Disclosure Schedule which the Company purports to own, such Software was either developed (i) by employees of the Company within the scope of their employment, or (ii) by independent contractors who have assigned their rights to the Company pursuant to written agreements. In each agreement pursuant to which the Company has licensed its Software to third parties, the Company has not (i) failed to limit its liability to the amount of the fees paid pursuant to the agreements or (ii) warranted as to the performance or functionality of the Software other than to state that the Software would perform in accordance with its documentation and/or specifications. "Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of the Company, and (e) all documentation, including user manuals and training materials, relating to any of the foregoing. "Source Code" means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

                           (l) The Company owns or has the right to use
(including, without limitation, the rights to copy and to distribute and to sell to any party) all Software developed by the Company, whether developed for itself (as part of its core technology or otherwise) or on behalf of any third party.

                           (m) With respect to the use of the Software in the
conduct of the Company's business as it is currently conducted, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company, (ii) the Company has not experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) to the Company's Knowledge, no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software.

                           (n) Section 3.15(n) of the Disclosure Schedule sets
forth a list describing the title, date, and parties (as applicable) to all license agreements for Open Source Materials to which the Company is a party and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company. Except as disclosed in Section 3.15(n) of the Disclosure Schedule, the Company has not incorporated Open Source Materials into, or combined Open Source Materials with, its products. "Open Source Materials" means all Software or other material that is distributed as "open source software" or under a similar open source licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL).

                           (o) The Company has at all times materially complied
with all applicable Laws and contractual obligations as well as its own rules, policies, and procedures, in each case relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company in the conduct of its business. No claims have been asserted or threatened in writing or, to the Company's Knowledge, otherwise threatened against the Company alleging a violation of any person's privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law, contractual obligation, or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Company in the conduct of its business. The Company takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

                           (p) All Company products conform in all material
respects with all applicable contractual commitments and all express and implied warranties, the Company's published product specifications and with all regulations, certification standards and other requirements of any applicable governmental entity or third party. The channel activities of the Company related to sales or distribution of Company products conform in all material respects with all applicable contractual commitments. The Company has no liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) for replacement or modification of any Company product or other damages in connection therewith other than in the ordinary course of business. There are no material defects in the design of, or technology embodied in, any Company product which impair or are likely to impair the intended use of such Company product. There is no presently pending, or, to the Company's Knowledge, threatened, and, to the Company's Knowledge, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Company product. The Company has not extended to any of its customers any written product warranties, indemnifications or guarantees that deviate in any material respect from the standard product warranties, indemnification arrangements or guarantees of the Company.

                  Section 3.16 Contracts and Commitments.

                           (a) There are no purchase contracts or commitments
under which the Company is required to pay in excess of $25,000;

                           (b) There are no outstanding sales contracts,
commitments, or proposals of the Company that call for the payment or receipt of more than $25,000 in any fiscal quarter or which the Company believes will result in any loss in excess of $25,000 to the Company upon full completion or performance thereof;

                           (c) The Company has no outstanding contracts with
directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, or dealers that are not cancelable by it on notice of not longer than thirty (30) days and without liability, penalty, or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

                           (d) The Company is not in default, nor to the
Company's Knowledge is there any basis for any valid claim of default, under any material contract made or obligation owed by it;

                           (e) The Company is not restricted by any contract to
which it is a party from carrying on its business anywhere in the world;

                           (f) The Company is not under any material liability
or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers;

                           (g) The Company has no obligations for borrowed
money, including guarantees of or agreements to acquire any such obligation of others;

                           (h) The Company does not have any outstanding loan
to any person other than to the Company;

                           (i) The Company does not have any power of attorney
outstanding or any obligations or liabilities (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise), as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization, or other entity;

                           (j) None of the officers, directors or stockholders
of the Company has any interest in any property, real or personal, tangible or intangible, including without limitation the rights relating to the Company Intellectual Property, that is material to the conduct of the business of the Company; and

                           (k) The Company does not have any agreements,
contracts, commitments, or restrictions that are material to its business, financial condition, working capital, assets, liabilities (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise), reserves or operations or which require the making of any charitable contribution.

                  Section 3.17 Employment and Labor Matters.

                           (a) (i) There is no labor strike, dispute, slowdown,
stoppage or lockout actually pending, or to the Company's Knowledge, threatened against or affecting the Company and since the Company's inception there has not been any such action; (ii) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company; (iii) none of the employees of the Company are represented by any labor organization or employee association and the Company has no knowledge of any current union organizing activities among the employees of the Company, nor does any question concerning representation exist concerning such employees; (iv) the Company has provided to Parent true, correct and complete copies of all written personnel policies, rules or procedures applicable to employees of the Company; (v) the Company is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, overtime classification, immigration, equal employment opportunity, and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, and is, and has at all times been, in compliance with all applicable laws respecting the classification of employees and independent contractors, (vi) there is no unfair labor practice charge, charge of discrimination or other complaint against the Company pending or, to the Company's knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any other agency responsible for the prevention of unlawful employment practices; and (vii) there are no complaints, controversies, charges, lawsuits or other proceedings pending or, to the Company's knowledge, threatened to be brought by any applicant for employment or current or former employees alleging breach of any express or implied contract for employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. There are no employment contracts, severance agreements, retention agreements, change in control agreements or confidentiality agreements (other than standard employee Proprietary Information and Invention Agreements as contemplated by Section 3.17 hereof) with any employees of the Company. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or other violation of any collective bargaining agreement or any other employment contract to which the Company is a party.

                           (b) Subject to applicable Law, the Company has
provided Parent with the names, titles, base salary or wage rate, overtime classification, most recent bonus amount, if any, and start date as of the most recent practicable date for employees of the Company and each Company Subsidiary.

                           (c) From the enactment of the Worker Adjustment and
Retraining Notification Act of 1988 (the "WARN Act") to the date of this Agreement, the Company has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company thereto, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law including California Labor Code Section 1400. None of the employees of the Company has suffered an "employment loss" (as defined in the WARN Act) during the ninety (90) day period prior to the execution of this Agreement.

                  Section 3.18 Environmental Matters.

                           (a) The Company is in compliance with all
Environmental Laws applicable to its properties, business, or operations in all material respects which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all respects with the terms and conditions thereof. The Company has not received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in full compliance with all Environmental Laws, and, to the Company's Knowledge, there are no material circumstances that may prevent or interfere with such compliance in the future. All of the permits the Company has pursuant to Environmental Laws are listed on Section 3.18(a) of the Disclosure Schedule.

                           (b) There are no Environmental Claims pending,
alleged or, to the Company's Knowledge, threatened against the Company, or, against any person or entity whose liability for any Environmental Claim the Company have retained or assumed either contractually or by operation of law.

                           (c) To the Company's Knowledge, there are no past or
present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern by or attributable to the Company, that could form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

                           (d) The Company has provided to Parent all
assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company, or the compliance (or noncompliance) by the Company with any Environmental Laws.

                  Section 3.19 Insurance.

                           (a) Section 3.19(a) of the Disclosure Schedule
contains an accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Effective Time will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies will remain in full force and effect through the Closing, without the payment of additional premiums and will not in any material way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement, subject to the terms of Section 6.7 of this Agreement.

                           (b) All pending claims, if any, made against the
Company that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in Section 3.19(b) of the Disclosure Schedule; no claim has been denied since the Company's inception. During the last six (6) months, no policy of the Company has been cancelled by the issuer thereof. During the last six
(6) months, the Company has not been refused any insurance nor has coverage been limited by any insurance carrier.

                  Section 3.20 Title to Properties; Encumbrances. The Company has good, valid and marketable title to all the tangible properties and assets which it purports to own (real, personal and mixed), including, without limitation, all the properties and assets reflected in the December Balance Sheet as being owned by the Company, and all the material properties and assets purchased by the Company since the date of the December Balance Sheet, which subsequently acquired properties and assets (other than inventory) are listed in Section 3.20 of the Disclosure Schedule. All such properties and assets are free and clear of all mortgages, title defects or objections, liens, claims, charges, security interests or other encumbrances including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations except, with respect to all such material properties and assets, (a) Liens shown on the December Balance Sheet as securing specified liabilities or obligations and liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the December Balance Sheet, with respect to which no default exists; (b) imperfections of title, liens and easements, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of the Company and which have arisen only in the ordinary course of business and consistent with past practice since the date of the December Balance Sheet; and (c) liens for current taxes not yet due. The equipment of the Company is in good operating condition and repair and is adequate for the uses to which it is being put.

                  Section 3.21 Leases. Section 3.21 of the Disclosure Schedule contains a list of all leases relating to real property to which the Company is a party, all of which have been previously delivered to Parent. All such leases are valid, binding and enforceable against the Company in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Company thereunder; and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by the Company thereunder.

                  Section 3.22 Related Party Transactions. No contracts or agreements are in effect between the Company, on the one hand, and officers, directors or Stockholders of the Company or their respective Affiliates, on the other hand. For purposes of this Section 3.22 of the Disclosure Schedule an "affiliate" of any Person shall mean any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control", when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing.

                  Section 3.23 Absence of Certain Payments. Neither the Company nor any of its officers, directors, employees or agents or to the Company's Knowledge, other people acting on behalf of any of them has (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any Governmental Entity and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither the Company nor any of its directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

                  Section 3.24 Brokers or Finders; Merger Expenses. Any Merger Expenses accrued as of the date hereof, and all Merger Expenses estimated in good faith by the Company as of the date hereof to be payable as of the Closing Date, are set forth in Section 3.24(a) of the Disclosure Schedule. All Merger Expenses paid or payable as of the Closing Date or thereafter are set forth in
Section 3.24(b) of the Disclosure Schedule (which shall be delivered to Parent no later than three (3) business days prior to the Effective Time and accompanied by all relevant supporting documents). The Company represents, as to itself, and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with the origination, negotiation or execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement. True and correct copies of all agreements between the Company and any Person mentioned in Section 3.24 of the Disclosure Schedule including, without limitation, any fee arrangements have been delivered to Parent.

                  Section 3.25 Opinion of Financial Advisor. Credit Suisse Securities (USA) LLC, has delivered to the board of directors of the Company, its oral opinion, and shall deliver to the board of directors of the Company prior to the Effective Time, its written opinion, to the effect that the Merger Consideration to be received by the holders of Common Stock is, in the aggregate, fair, from a financial point of view, to holders of Common Stock.

                  Section 3.26 Books and Records. The minute books and stock record books of the Company contain all (i) minutes of meetings of the stockholders and boards of directors, (ii) written statements of actions taken by the stockholders and boards of directors without a meeting, and (iii) records of the issuance, transfer, transfer and cancellation of all shares of Capital Stock and other securities, in each case since the date of incorporation of the Company. Such minute book and stock record book are true and complete in all material respects.

                  Section 3.27 Full Disclosure. The Company has disclosed to Parent any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of the Company. No representation or warranty by the Company in this Agreement and no statement contained in any schedule or certificate furnished or to be furnished by the Company to Parent, or any of its representatives pursuant to the provisions hereof taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub represent and warrant to the Stockholders as of the date hereof and as of the Closing Date as set forth below.

                  Section 4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  Section 4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger have been duly and validly authorized by the respective Board of Directors of Parent and Merger Sub and approved by Parent in its capacity as sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly executed by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  Section 4.3 Activities of Merger Sub. Merger Sub was formed for the purpose of participating in the Merger as contemplated in this Agreement. Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                  Section 4.4 Consideration. Parent currently has available, and at the Effective Time will have available, sufficient cash or cash equivalents to enable it to perform its obligations under this Agreement.

                                   ARTICLE V

                 COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

                  The Company covenants and agrees to perform as follows:

                  Section 5.1 Conduct of Business Pending Merger. Except as otherwise specifically provided in this Agreement or in Section 5.1 of the Disclosure Schedule, from the date of this Agreement to the earlier of Effective Time or termination, the Company agrees, to (i) use all reasonable efforts to conduct its operations only in the ordinary and usual course of business and consistent with past practices and (ii) preserve intact its present business organization, keep available the services of its present officers, key employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, key employees and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, the Company has not, and hereafter the Company will not, directly or indirectly, prior to the Effective Time, without the prior written consent of Parent (which will not be unreasonably withheld):

                           (a) propose or adopt any amendment to or otherwise
change the Charter or Bylaws, except as necessary to carry out the transactions contemplated by this Agreement in the manner approved by Parent;

                           (b) authorize for issuance, sale, pledge,
disposition or encumbrance, or issue, sell, accelerate pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise), any Capital Stock of any class or any other securities of, or any other ownership interest in, the Company (except for (i) the issuance of Securities specifically permitted by Section 3.2(b) hereof) or amend any of the terms of any such securities or agreements outstanding on the date hereof;

                           (c) reclassify, combine, split or subdivide any
shares of its Capital Stock, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its Capital Stock, other than any dividend declared prior to the date hereof;

                           (d) redeem, purchase or otherwise acquire, or
propose or offer to redeem, purchase or otherwise acquire, any outstanding Common Stock or other securities of the Company, other than repurchases of unvested stock of terminated employees or consultants pursuant to the terms of such employee's or consultant's stock option agreement provided to Parent prior to the date hereof;

                           (e) organize any new subsidiary, acquire any Capital
Stock or equity securities of any corporation or acquire any equity or ownership interest (financial or otherwise) in any business;

                           (f) (i) incur, assume or prepay any material
liability, or incur any indebtedness for borrowed money other than in accordance with the Company's current financing arrangements, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party, (iii) make any loans, advances or capital contributions to, or investments in, any third party, (iv) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any Lien thereupon, or (v) authorize any new capital expenditures for property, plant and equipment which, individually or in the aggregate, are in excess of $10,000 per fiscal quarter;

                           (g) make any change in the compensation payable or
to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring salary or bonus adjustments to non-officer employees in the ordinary course of business consistent with past practice) or to Persons providing management services, or enter into or amend, in any material respect, any Benefit Plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons pursuant to a Benefit Plan or otherwise;

                           (h) license (except for non-exclusive licenses in
the ordinary course of business) or otherwise transfer, dispose of, abandon, permit to lapse or dedicate to the public domain any of the Company's Intellectual Property, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge other than in the ordinary course of business consistent with past practice and subject to appropriate confidentiality restrictions;

                           (i) enter into any material contract or transaction,
including but not limited to, any contract or commitment that would be disclosable under Section 3.16 of the Disclosure Schedule had such contract or commitment existed as of the date hereof;

                           (j) cancel any debts or waive, release or relinquish
any contract rights or other rights of substantial value other than in the ordinary course of business, consistent with past practices;

                           (k) authorize, recommend, propose or enter into or
announce an intention to authorize, recommend, propose or enter into a term sheet, letter of intent, agreement in principle or a definitive agreement with respect to any merger, consolidation, liquidation, dissolution, or business combination, any acquisition of a material amount of property or assets or securities, or any disposition of a material amount of property or assets or securities;

                           (l) make any change with respect to accounting
policies or procedures in effect as of the Company's fiscal year ended December 31, 2005;

                           (m) pay, discharge or satisfy any material claims,
liabilities or obligations (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Financial Statements;

                           (n) file any amendment to any Tax Return or make any
election relating to Taxes, change any election relating to Taxes already made, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

                           (o) enter into any agreement to indemnify or hold
harmless any person;

                           (p) taken any action set forth in Section 3.6(a)
through (q); or

                           (q) commit or agree (in writing or otherwise) to
take any of the foregoing actions or any action, or fail to take any action, that would cause the failure of the conditions set forth in Article VII.

                  Section 5.2 No Solicitation of Competing Transaction.

                           (a) None of the Company or any Principal Stockholder
shall (and the Company shall not authorize or permit the officers, directors, employees, representatives and agents of the Company and each affiliate, as defined in Rule 12b-2 promulgated under the 1934 Act (an "Affiliate") of the Company, including, but not limited to, investment bankers, attorneys and accountants, to), directly or indirectly, solicit offers from, negotiate with, encourage, contact, respond to, enable or provide financial or operational or other non-public information to, any Person or group (other than Parent, any of its affiliates or representatives) for the purpose of determining any interest in acquiring any of the Capital Stock or material assets of the Company, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company, division or operating or principal business unit of the Company (an "Acquisition Proposal").

The Company will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation.

                           (b) None of the Company's Board of Directors, nor
any committee thereof, shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, (iii) enter into any agreement with respect to any Acquisition Proposal, or (iv) revoke or rescind his, her or its Consent approving the Merger Proposal.

Section 5.3 Further Information. As soon as such information becomes available, and in any event not later than thirty (30) days after the end of each fiscal month, the

Company shall provide to Parent an unaudited balance sheet as of the end of such month and the related statements of results of operations and statements of cash flows for such period together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month.

                  Section 5.4 Access; Confidentiality.

                           (a) The Company shall afford to the officers,
employees, accountants and counsel of Parent, full access during normal business hours from the date hereof until the Effective Time or termination of this Agreement, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request.

                           (b) All non-public information disclosed by any
party (or its Representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any party (or its Representatives) shall be kept confidential by such other party and its Representatives under the terms of the mutual non-disclosure agreement entered into between Parent and the Company, effective February 2, 2004, as amended June 14, 2006, which agreement shall govern all information exchanged between the parties through the Closing, and no such information shall be used by any such Persons other than as contemplated by this Agreement.

                           (c) Notwithstanding anything to the contrary herein,
none of Parent, Merger Sub or the Company, nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will make appropriate disclosure arrangements under circumstances in which the restrictions of the immediately preceding sentence apply.

                  Section 5.5 280G Consent. Prior to the Closing, the Company shall take such steps as may be necessary to prevent any payment or benefit from being subject to the excise tax payable under section 4999 of the Code or the loss of deductibility under section 280G of the Code in connection with the transactions contemplated by this Agreement.

                  Section 5.6 Stockholder Approval; Consents.

                           (a) Prior to the date hereof, the Company shall have
obtained and delivered to Parent, irrevocable written consents (the "Consents"), to be effective immediately upon the execution of this Agreement, approving this Agreement, the Merger and any other transaction contemplated hereby (the "Merger Proposals"), from Stockholders constituting at least the Required Vote. The solicitation of such Consents shall have been conducted in accordance with applicable laws and the Charter and Bylaws.

                           (b) Prior to the Closing and at the earliest
practicable date following the date hereof, the Company shall prepare, and in form and substance reasonably acceptable to Parent and its counsel and in accordance with applicable laws, the Charter and Bylaws, an information statement concerning the Merger Proposals to the Stockholders (the "Stockholder Information Statement"). As soon as practicable, the Company shall deliver to each Stockholder, the Stockholder Information Statement, together with a copy of Section 262 of the DGCL and Chapter 13 of the Corporations Code.

                  Section 5.7 Necessary Consents; Notices.

                           (a) The Company shall use all reasonable efforts to
obtain, prior to the Closing Date, all consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in connection with the execution of this Agreement and the consummation of the Merger and any other transactions contemplated hereby and to enable Parent and the Surviving Corporation to carry on the Business immediately after the Effective Time.

                           (b) The Company shall terminate or obtain waivers
with respect to, or timely provide to the Stockholders and holders of Options and Warrants, all notices required to be given to such holders in connection with the execution of this Agreement and the consummation of the Merger and any other transactions contemplated hereby. The form and content of all such notices shall be approved in advance by Parent.

                  Section 5.8 Transfer of Domain Names. The Company shall cause the transfer to the Company, of each domain name used, owned or purported to be owned by the Company.

                                  ARTICLE VI

                                OTHER COVENANTS

                  Section 6.1 All Reasonable Efforts.

                           (a) Prior to the Closing, upon the terms and subject
to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable (including under the HSR Act) to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) taking all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including under the HSR Act) and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and taking all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to effect an Action of Divestiture.

                  Section 6.2 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company and none of the parties to this Agreement shall issue a press release without the prior written consent of Parent and the Company. Thereafter, until the Effective Time, or the date this Agreement is terminated or abandoned pursuant to Article VIII hereof, neither the Company nor any Principal Stockholder nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without prior approval of Parent.

                  Section 6.3 Notification of Certain Matters.

                           (a) The Company shall give prompt notice to Parent
of the occurrence (or non-occurrence) of any event of which the Company has Knowledge, the occurrence (or non-occurrence) of which would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect and of the occurrence of any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that any condition in Article VII would not be satisfied; (b) Parent shall give prompt notice to the Company of the occurrence (or non-occurrence) of any event of which Parent has Knowledge, the occurrence (or non-occurrence) of which would be likely to cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate in any material respect and of the occurrence of any material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that any condition in Article VII would not be satisfied; provided, however, that (x) delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available to either party hereunder, (y) shall not constitute an admission by the party delivering such notice that any such representation or warranty has been breached and (z) shall not affect or be deemed to modify any representation or warranty contained in this Agreement (or any exhibit, schedule, or certificate delivered pursuant to this Agreement) or the conditions to the parties to consummate the transactions contemplated hereby.

                  Section 6.4 Employees; Employee Benefits.

                           (a) Following the Effective Time, Parent shall
provide employees of the Company who remain employees of Parent or the Surviving Corporation (the "Remaining Employees") with (i) benefit plans providing coverage and benefits which, in the aggregate, are no less favorable than those provided to similarly situated employees of Parent and (ii) credit for years of service with the Company prior to the Effective Time for purpose of eligibility and vesting pursuant to Parent's plans and policies to the extent such service was recognized for such purpose by a comparable Benefit Plan (but not for accrual of benefits to the extent that such credit would result in a duplication of benefits). The preceding sentence shall not preclude the Surviving Corporation, Parent or any Subsidiary of Parent at any time following the Effective Time from terminating the employment of any Remaining Employee and shall not modify or alter the at-will status of any Remaining Employee. The transactions contemplated hereby will not result in accelerated vesting of any Options.

                           (b) The Company shall cooperate fully with Parent,
including by providing Parent with such information as is necessary or appropriate, to enable Parent to satisfy its obligations pursuant to this
Section 6.4. The Company shall pay all premiums, fees and accruals relating to all compensation and Benefit Plans due or payable prior to the Effective Time.

                           (c) The Company shall take all necessary actions to
provide that as of the Effective Time (i) no holder of Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such Option and (ii) any and all Benefit Plans identified by Parent shall terminate effective earlier than or simultaneous with the Effective Time.

                           (d) Parent agrees to file, as soon as practicable
following the Closing Date and, in any event, within thirty (30) business days, a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to outstanding Options assumed by Parent. The Company shall cooperate with and assist Parent in the preparation of such registration statement.

                  Section 6.5 Tax Matters.

                           (a) Tax Periods Ending on or Before the Closing
Date. Parent shall prepare and cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Such Tax Returns shall be prepared in accordance with past practice of the Company and, in the case of the United States federal income tax return Form 1120, shall be subject to the Stockholder Representative's approval (which approval shall not be unreasonably withheld or delayed) and shall be delivered to the Stockholder Representative at least thirty (30) days prior to the due date (or if less than 30 (thirty) days remain before filing is due, one third (1/3) of the days remaining between Closing and the filing due date to the extent feasible) for review and approval. Except as required by applicable law, for a period of eighteen (18) months from the Closing Date, Parent shall not file an amended Tax Return related to any period ending on or prior to the Closing Date without the Stockholder Representative's approval (which approval shall not be unreasonably withheld or delayed).

                           (b) Taxable Periods Beginning Before and Ending
After the Closing Date. Parent shall prepare and cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods beginning before the Closing Date and ending after the Closing Date. The United States federal income tax return Form 1120 shall be subject to the Stockholder Representative's approval (which approval shall not be unreasonably withheld or delayed) and shall be delivered to the Stockholder Representative at least thirty (30) days prior to the due date (or if less than 30 (thirty) days remain before filing is due, one third (1/3) of the days remaining between Closing and the filing due date to the extent feasible).

                           (c) Taxable Periods Beginning and Ending After the
Closing Date. Parent shall be responsible for, and shall have sole discretion with respect to, all Tax Returns required to be filed by the Company with respect to any taxable period that begins after the Closing Date.

                           (d) Cooperation and Assistance. Parent and the
Stockholder Representative shall provide each other with such cooperation and assistance as may be reasonably requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and until the seventh (7th) anniversary of the Closing Date, and each will retain and provide the other with any records or information which may be necessary for such Tax Return audit, or examination, proceedings or determination. Parent and the Stockholder Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person and take any other actions, in each case, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  Section 6.6 Directors' and Officers' Indemnification.

                           (a) For purposes of this Section 6.6:

                                (i) "Company Indemnified Parties" shall mean
the current officers and directors of Company and each other Person who is or was a director or officer of Company at or at any time prior to the Effective Time.

                                (ii) "Proceeding" shall mean any action, suit,
proceeding, arbitration, hearing, audit or investigation (whether civil, criminal, administrative or investigative and whether formal or informal).

                           (b) Subject to the limitations of applicable law,
during the period commencing as of the Effective Time and ending on the sixth anniversary of the Effective Time, to the extent permitted by applicable law, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect between the Company and any Company Indemnified Party identified in
Section 6.6(b) of the Disclosure Schedule and (ii) any indemnification provision contained in the Charter or Bylaws (as in effect on the date of this Agreement).

                           (c) After the Effective Time, the Surviving
Corporation will have the right (at its sole expense) to control the defense of any claim or Proceeding for which indemnification may be available pursuant to
Section 6.6(b) of this Agreement; provided, however, that the Surviving Corporation will not be permitted to enter into any settlement or compromise, or to consent to the entry of any judgment, with respect to such claim or Proceeding unless such settlement, compromise or consent imposes no obligation of any nature on any Company Indemnified Party and includes an unconditional release of all Company Indemnified Parties from all liability relating to such claim or Proceeding.

                           (d) This Section 6.6 shall survive the consummation
of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company Indemnified Parties and their respective heirs, successors and assigns and shall be binding on the Surviving Corporation and its successors and assigns.

                  Section 6.7 Insurance. The Company shall reasonably cooperate with Parent to investigate the adequacy of the scheduled insurance policies and, at Parent's discretion, arrange for additional or replacement coverage. The Company will, on written request from Parent, cancel insurance policies (if possible) effective the date of Closing, and request any premium refund, if available. In the event the Closing does not occur prior to the expiration date for any policy listed in Section 3.19(a) of the Disclosure Schedule, the Company shall promptly notify Parent and use all reasonable efforts to renew such policy (including procuring the same type of coverage from a different insurer, at the Company's reasonable discretion). Following renewal, the Company will promptly provide copies of any such policies to Parent.

                                  ARTICLE VII

                                   CONDITIONS

Section 7.1 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived specifically in writing by the Company:

                           (a) The representations and warranties of Parent and
Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date, except where the failure of such representations and warranties to be true and correct as of the Closing Date does not constitute a Parent Material Adverse Effect. "Parent Material Adverse Effect" with respect to Parent means, individually or in the aggregate, a material adverse effect on the business, capitalization, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of Parent.

                           (b) Parent and Merger Sub shall have performed and
complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

                           (c) The Company shall have received from Parent an
officer's certificate certifying to the fulfillment of the conditions specified in Section 7.1(a) and 7.1(b).

                  Section 7.2 Conditions of Obligations of Parent. The obligation of Parent and Merger Sub to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless specifically waived in writing by Parent:

                           (a) The representations and warranties of the
Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date, except where the failure of such representations and warranties to be true and correct as of the Closing Date does not constitute a Company Material Adverse Effect; provided, that, the representations and warranties contained in Sections 3.2 (Capitalization), 3.3 (Authority Relative to this Agreement) and 3.24 (Brokers or Finders; Merger Expenses) shall be true and correct in all respects on date of this Agreement and the Closing Date.

                           (b) The Company shall have performed and complied,
in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

                           (c) From the date of this Agreement through the
Effective Time, the Company shall not have suffered a Company Material Adverse Effect, and no events, or facts which could reasonably be expected to result in a Company Material Adverse Effect shall have occurred or arisen.

                           (d) All terminations, consents, permits and
approvals of Governmental Entities and other private third parties listed in
Section 3.4 of the Disclosure Schedule and identified with an asterisk shall have been obtained with no material adverse conditions attached and no material expense imposed on the Company.

                           (e) No litigation or proceeding shall be threatened
or pending against Parent or the Company which seeks to enjoin or prevent the consummation of the Merger, or to require Parent to divest or hold separate any business in connection with the Merger, or which could reasonably be excepted to result in a Company Material Adverse Effect.

                           (f) Each employee and officer of the Company shall
have entered into a Proprietary Information and Inventions Agreement, and each consultant of the Company shall have entered into a consulting agreement containing equivalent provisions with respect to proprietary information and inventions, each in the form previously provided to Parent, and each Named Employee and Designated Individual shall have entered into an Employee Creation and Non Disclosure Agreement.

                           (g) The Employment Agreements executed by the Named
Employees and delivered concurrently with the execution of this Agreement shall remain in full force and effect.

                           (h) The Designated Individuals listed on Exhibit E
shall have executed and delivered employment offer letters and such employment offer letters shall remain in full force and effect.

                           (i) The Restrictive Covenants Agreements executed
and delivered to Parent concurrently with the execution of this Agreement shall remain in full force and effect.

                           (j) The Escrow Agreement shall have been executed by
the Company and delivered to Parent and shall remain in full force and effect.


                           (k) The Warrants shall have been exercised,
terminated or canceled in the manner required by Section 2.3 hereof.

                           (l) Stockholders asserting appraisal rights in
accordance with Section 262 of the DGCL and, if applicable, Chapter 13 of the Corporations Code, for such Stockholder's shares of Capital Stock shall hold less than two percent (2%) of the outstanding shares of any class of Capital Stock.

                           (m) This Agreement shall have been adopted and the
Merger shall have been approved by the Required Vote, which approval shall become effective immediately upon execution of this Agreement, and shall remain in full force and effect;

                           (n) Parent shall have received a certificate of good
standing of the Company from the Secretary of State of the State of Delaware and all other jurisdictions in which it is required to be qualified to do business.

                           (o) Parent shall have received a legal opinion from
DLA Piper Rudnick Gray Cary US LLC in the form attached hereto as Exhibit G.

                           (p) The Company shall have caused to be transferred
to the Company, each domain name used, owned or purported to be owned by the Company.

                           (q) The Company shall have filed with the Secretary
of State of the State of Delaware, the amended and restated certificate of incorporation of the Company in the form attached as Exhibit H, hereto;

                           (r) Parent shall have received from the Company an
officer's certificate certifying to the fulfillment of the conditions specified in Sections 7.2(a) through 7.2(q), inclusive.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Stockholders:

                           (a) by mutual written consent of the Company and
Parent;

                           (b) by either the Company or Parent, if

                                (i) any Governmental Entity shall have issued
an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger and such order, decree, ruling or other action shall have become final and non-appealable; and

                                (ii) if the Merger shall not have been
consummated before December 31, 2006 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate);

                           (c) by the Company, if Parent shall have breached in
any material respect any of its representations, warranties or covenants contained in this Agreement which breach (i) causes or may cause any of the conditions set forth in Section 7.1 not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by Parent of written notice of such breach from the Company;

                           (d) by Parent, if the Company shall have breached in
any material respect any representation, warranty or covenant contained in this Agreement which breach (i) causes or may cause any of the conditions set forth in Section 7.2 not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the Company of written notice of such breach from Parent.

                           (e) by Parent, if a Company Material Adverse Effect
shall have occurred and shall not have been cured or remedied within ten (10) business days from the date of its occurrence.

                           (f) if the Merger is not approved and adopted by the
Required Vote in accordance with the DGCL, the Corporations Code and the Charter or such adoption and approval does not continuously remain in effect;

                  Section 8.2 Effect of Termination. In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and there shall be no liability on the part of Parent or the Company except for fraud, intentional misrepresentation or breach of this Agreement.

                                  ARTICLE IX

                           INDEMNIFICATION AND ESCROW

                  Section 9.1 Indemnification by the Stockholders. Subject to the limitations set forth in this Article IX, the Stockholders shall severally and not jointly indemnify, hold harmless and reimburse each of Parent and the Surviving Corporation and any employee, director, officer, affiliate, or agent of each of them (the "Indemnified Parties") for any demand, claim, payment, obligation, action or cause of action, assessment, loss, Tax, liability, damages (but excluding exemplary or punitive damages other than such damages arising in connection with or relating to patent or trademark laws), cost or expense (including reasonable attorneys' fees and expenses) or other damages (collectively, "Damages") arising or relating to, directly or indirectly, from or in connection with: (a) any inaccuracy in any of the warranties or representations of the Company in this Agreement, (b) any matters set forth in Schedule B, attached hereto, (c) any failure by the Company prior to the Effective Time to perform or comply with any covenant or obligation in this Agreement, or (d) any Third Party Claim (as defined below) arising from or relating to clause (a) through (c) above.

                  Section 9.2 Procedure for Third Party Claims. Promptly after receipt by an Indemnified Party under Section 9.1 of notice of the commencement of any action or demand or claim by a third party (a "Third Party Claim") which may give rise to Damages, such Indemnified Party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the Stockholder Representative (as defined in the Escrow Agreement) of its assertion of such claim for indemnification and of the commencement of the action of its assertion of such claim for indemnification and of the commencement of the action or assertion of the Third Party Claim with respect to which the claim for indemnification pertains.

                  Section 9.3 Indemnity Period. No claim for indemnification under Section 9.1 of this Agreement may be made unless notice of such claim or related claim is given by the party seeking such indemnification to the party from whom indemnification is sought on or prior to the date that is eighteen
(18) months following the Effective Time; provided, however, that the indemnity period for claims for indemnification from and against Damages arising, directly or indirectly, from or in connection with (i) any inaccuracy in any of the warranties or representations of the Company contained in Section 3.2 (Capitalization), Section 3.3 (Authority Relative to this Agreement), Section
3.12 (Taxes), Section 3.13 (Employee Benefits), and Section 3.24 (Brokers or Finders; Merger Expenses), (ii) any willful or intentional misrepresentation by the Company, (iii) any willful or intentional breach by the Company of any covenant or agreement of the Company, or (iv) fraud, in each case, shall be the expiration of the applicable statute of limitations.

                  Section 9.4 Indemnification Basket. The provisions for indemnity contained in Section 9.1 shall become effective only in the event that the aggregate amount of all indemnifiable damages for which the Stockholders are liable under this Article IX exceeds $350,000 (the "Indemnification Basket"), and then only for the amount by which such indemnifiable damages exceed the Indemnification Basket; provided, however, that the Indemnification Basket shall not apply to any claim for indemnification from and against Damages arising, directly or indirectly, from or in connection with (i) any inaccuracy in any of the warranties or representations of the Company of which with the Company had knowledge at any time prior to the date on which such warranty or representation is made, (ii) any willful or intentional misrepresentation by the Company, (iii) any willful or intentional breach by the Company of any covenant or agreement of the Company, or (iv) fraud. For purposes of determining whether the Indemnification Basket has been satisfied with respect to any breach of the representations and warranties contained in Article III hereof that are qualified by a materiality or Material Adverse Effect qualifier or standard, any such representation or warranty so qualified shall be deemed breached if it is untrue or incorrect, without giving effect to such materiality or Material Adverse Effect qualifier or standard.

                  Section 9.5 Limitation on Indemnity. Following the Effective Time, the sole recourse of the Indemnified Parties shall be the Escrow Fund and recovery from the Escrow Amount shall be the sole and exclusive remedy of the Indemnified Parties; provided, however, that the preceding limitation in this sentence shall not apply to or otherwise limit any claim for indemnification from and against Damages arising, directly or indirectly, from or in connection with (i) any inaccuracy in any of the warranties or representations of the Company of which with the Company had knowledge at any time prior to the date on which such warranty or representation is made, (ii) any inaccuracy in any of the warranties or representations of the

Company contained in Section 3.2 (Capitalization), Section 3.3 (Authority Relative to this Agreement), Section 3.12 (Taxes), Section 3.13 (Employee Benefits), and Section 3.24 (Brokers or Finders; Merger Expenses), (iii) any willful or intentional misrepresentation by the Company, (iv) any willful or intentional breach by the Company of any covenant or agreement of the Company, or (v) fraud; provided, further, that no Stockholder, other than a Stockholder that has committed or participated in an act of fraud, shall be liable for indemnification obligations pursuant to clause (v) of this Section 9.5 in an amount that exceeds such Stockholder's pro rata portion of the Merger Consideration; provided, also, that one-half of the then remaining amounts in the Escrow Fund not then subject to a claim for indemnification shall be released on September 1, 2007. Notwithstanding the foregoing, to the extent, and only to the extent, there are available amounts in the Escrow Fund not subject to an unresolved claim for indemnification or a resolved but unsatisfied claim for indemnification, the Indemnified Parties shall attempt to recover first from the Escrow Fund before seeking recovery from the Stockholders.

                  Section 9.6 The Stockholder Representative.

                           (a) The Stockholders will authorize, designate and
appoint, as part of their approval and adoption of this Agreement and the transactions contemplated herein, the Stockholder Representative to act as the sole and exclusive agent, attorney-in-fact and representative of each of the Stockholders by the consent of the Stockholders and as such is hereby authorized and directed to (i) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of the Stockholders and making any and all determinations required by this Agreement or the Escrow Agreement) which may be required in carrying out his duties under this Agreement or the Escrow Agreement, (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Stockholder Representative under this Agreement or the Escrow Agreement in connection with the transactions contemplated hereby and thereby, and (iii) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Stockholder Representative consistent therewith shall be absolutely and irrevocably binding on each Stockholder as if such Stockholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Stockholder's individual capacity.

                           (b) The Stockholder Representative shall have no
duties towards the Stockholders, and shall not incur any liability to the Stockholders, and the Stockholders shall have no claims, including those that may arise in the future, against the Stockholder Representative for any action or inaction taken or not taken by him in connection with his service as the Stockholder Representative, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct. The Stockholders shall severally indemnify and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders' Agent ("Stockholder Representative Expenses"). Following the termination date of the escrow, the resolution of all unresolved claims and the satisfaction of all claims made by Indemnified Parties for Damages, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Escrow Fund prior to any distribution to the Stockholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred.

                           (c) The Stockholder Representative shall have
reasonable access to information about the Surviving Corporation and the reasonable assistance of Surviving Corporation's executive officer for purposes of performing his duties and exercising his rights hereunder; provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about Surviving Corporation or the Parent to anyone (except on a need to know basis to individuals who agree in writing to treat such information confidentially); provided, further that such access and assistance shall not interfere with or adversely affect the Surviving Corporation's business.

                  Section 9.7 Actions of the Stockholder Representative. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Stockholders and shall be final, binding and conclusive upon each such Stockholder. The Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Stockholder. The Escrow Agent and the Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

                  Section 9.8 No Right of Contribution. No Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements. Each Stockholder irrevocably grants, transfers and assigns to the Company, its right to sue all other Stockholders for claims arising, directly or indirectly, from or in connection with, any act of fraud for which, and to the extent that, such Stockholder's maximum liability pursuant to Section 9.5 hereof, is less than the amount of Damages claimed by an Indemnified Party.

                  Section 9.9 FIRPTA Certificate. At or prior to Closing, the Company shall have delivered to Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) in substantially the form of Exhibit F hereto (the "FIRPTA Certificate") along with written authorization for Parent to deliver such FIRPTA Certificate to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger; provided, however, that if an Officer fails to provide the FIRPTA Certificate, the transaction shall nonetheless close and Parent shall withhold from the Merger Consideration and pay over to the appropriate taxing authorities the amount required to be withheld under section 1445 of the Code as determined by Parent.

                                   ARTICLE X

                         DEFINITIONS AND INTERPRETATION

                  Section 10.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

                  "Acquisition Proposal" shall have the meaning set forth in
Section 5.2(a) hereof.

                  "Action of Divestiture" means (i) making proposals, executing or carrying out agreements or submit to legal requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, Company or any of their respective subsidiaries or the holding separate of Capital Stock, stock of Merger Sub or stock of the Surviving Corporation, or imposing or seeking to impose any limitation on the ability of Parent, Company, or any of their respective subsidiaries to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of Company's business or shares of Capital Stock (or shares of stock of the Surviving Corporation) or (ii) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any legal requirement governing competition, monopolies or restrictive trade practices.

                  "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                  "Aggregate Number of Fully Diluted Stock" shall mean the sum of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time, (ii) the number of shares of Common Stock issuable upon the conversion of all shares of Preferred Stock outstanding immediately prior to the Effective Time, (iii) the number of shares of Common Stock issuable upon the conversion of all Warrants or other Securities convertible into Preferred Stock or Common Stock outstanding immediately prior to the Effective Time including shares tendered as payment upon the exercise of such Warrant or other Security subsequent to the date hereof, (iv) the number of shares of Common Stock issuable upon the exercise of all vested and unvested Options outstanding immediately prior to the Effective Time, including all shares of Restricted Stock, and (v) the number of shares of Common Stock outstanding upon the issuance, exercise, and if applicable, subsequent conversion of, any other right to acquire, or commitments or obligations to issue, any Securities of the Company of any nature whatsoever.

                  "Aggregate Merger Consideration" shall mean an amount of cash equal to $173,132,509.

                  "Agreement" or "this Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits and Schedules hereto.

                  "Ancillary Agreements" shall mean the Escrow Agreement, the Restrictive Covenants Agreements, the Employment Agreements, and the Restricted Stock Agreements.

                  "Audit" shall mean any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

                  "Benefit Plans" shall have the meaning set forth in Section 3.13(a) hereof.

                  "Board" shall have the meaning set forth in the recitals hereto.

                  "Business" shall mean the business of the Company, as presently conducted.

                  "Capital Stock" shall mean Common Stock together with the Preferred Stock.

                  "Certificate of Merger" shall have the meaning set forth in
Section 1.3 hereof.

                  "Certificates" shall have the meaning set forth in Section 2.1(b) hereof.

                  "Charter" shall have the meaning set forth in 3.1(a) hereof.

                  "Closing" shall mean the closing referred to in Section 1.2.

                  "Closing Date" shall have the meaning set forth in Section
1.2 hereof.

                  "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

                  "Common Stock" shall mean the common stock, $0.001 par value, of the Company.

                  "Common Stock Certificates" shall have the meaning set forth in Section 2.1(a) hereof.

                  "Common Stock Merger Consideration" shall mean an amount of cash per each share of Common Stock or Preferred Stock outstanding at the Effective Time equal to the quotient obtained by dividing (a) a numerator equal to (i) the Remaining Consideration reduced by (ii) the sum of (x) the aggregate amount of any Merger Expenses that exceed the amount set forth on Section 3.24(a) of the Disclosure Schedule and (y) the aggregate amount paid or payable under contractual obligations of the Company to repurchase, redeem or otherwise acquire any Securities; by (b) a denominator equal to the Aggregate Number of Fully Diluted Stock outstanding or deemed outstanding. For illustrative purposes, Schedule C hereto sets forth the calculation of Common Stock Merger Consideration as of the date hereof, pursuant to which the calculation of Common Stock Merger Consideration equal to $1.9322 per share is shown on line
65. At the Effective Time, the amount on line 65 of Schedule C shall be recalculated based only on adjustments to the amounts on lines 19, 20, 21, 22, 23, 45, 46, 48, and 61 of such schedule. For example, if at the Effective Time, all amounts shown on Schedule C remain unchanged other than an increase by $100,000 on line 46 of Schedule C (resulting in a corresponding decrease on line 48 of such schedule), then the Common Stock Merger Consideration as of the Effective Time would be $1.9308 per share as calculated on line 65 of Schedule
C. The actual Common Stock Merger Consideration as of the Effective Time may be higher or lower than the example in the previous sentence, or the amount shown on Schedule C as of the date hereof. Schedule C includes additional text not defined in this Agreement, which is intended to provide clarification, but in the case of any contradiction between Schedule C and the terms contained in this Agreement, the terms contained in this Agreement shall prevail.

                  "Company" shall have the meaning set forth in the preamble hereto.

                  "Company Indemnified Party" shall have the meaning set forth in Section 6.6(a)(i) hereof.

                   "Company Material Adverse Effect" shall have the meaning set forth in Section 3.1(a) hereof.

                  "Consents" shall have the meaning set forth in Section 5.6(a) hereof.

                  "Corporations Code" shall have the meaning set forth in the recitals hereto.

                  "Damages" shall have the meaning set forth in Section 9.1 hereof.

                  "December Balance Sheet" shall have the meaning set forth in
Section 3.5(a) hereof.

                  "Designated Individuals" are as set forth on Exhibit F attached hereto.

                  "DGCL" shall have the meaning set forth in the recitals hereto.

                  "Disclosure Schedule" shall have the meaning set forth in
Article III.

                  "Dissenting Shares" shall have the meaning set forth in
Section 2.8 hereof.

                  "Effective Time" shall have the meaning set forth in Section
1.3 hereof.

                  "Employment Agreement" shall have the meaning set forth in the recitals hereto.

                  "Environmental Claim" means any material claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall have the meaning set forth in Section 3.13(a) hereof.

                  "Escrow Agreement" shall have the meaning set forth in the recitals hereto.

                  "Escrow Agent" shall have the meaning set forth in the Escrow Agreement.

                  "Escrow Amount" shall be an amount of cash equal to fifteen percent (15%) of the aggregate Merger Consideration payable by Parent.

                  "Escrow Fund" shall have the meaning set forth in the Escrow Agreement.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Financial Statements" shall have the meaning set forth in
Section 3.5(a) hereof.

                  "FIRPTA Certificate" shall have the meaning set forth in
Section 9.9.

                  "GAAP" shall have the meaning set forth in Section 3.5(a) hereof.

                  "Governmental Entity" shall have the meaning set forth in
Section 3.4 hereof.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indebtedness" shall have the meaning set forth in Section 3.2(g).

                  "Indemnified Parties" shall have the meaning set forth in
Section 9.1.

                  "Indemnification Basket" shall have the meaning set forth in
Section 9.4 hereof.

                  "Intellectual Property" shall have the meaning set forth in
Section 3.15(a) hereof.

                  "IRS" shall have the meaning set forth in Section 3.13(a) hereof.

                  "July Balance Sheet" shall have the meaning set forth in
Section 3.5(a) hereof.

                  "Knowledge" with respect to the Company shall mean the actual knowledge of the officers and directors of the Company and such knowledge as would reasonably be expected to be known by any individual having the professional duties and responsibilities of such person after reasonable inquiry.

                  "License Agreements" shall have the meaning set forth in
Section 3.15(b) hereof.

                  "Lien" shall have the meaning set forth in Section 3.4 hereof.

                  "Liquidation Consideration" shall mean an amount of cash equal to sum of (a) the product of (i) number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time and (ii) $0.4658, (b) the product of (i) the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time and (ii) $0.5774168, and (c) the product of (i) the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time and (ii) $0.64; provided, that, in no event shall the Liquidation Consideration exceed $32,929,716 in the aggregate. For illustrative purposes, Schedule C hereto sets forth the calculation of Liquidation Consideration.

                  "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

                  "Merger" shall have the meaning set forth in the recitals hereto.

                  "Merger Consideration" shall have the meaning set forth in
Section 2.1(b) hereof.

                  "Merger Expenses" shall have the meaning set forth in Section
11.2 hereof.

                  "Merger Proposals" shall have the meaning set forth in
Section 5.6(a) hereof.

                  "Merger Sub" shall have the meaning set forth in the preamble hereto.

                  "Named Employees" shall be the employees whose names are set forth on Exhibit B-1.

                  "Open Source Materials" shall have the meaning set forth in
Section 3.15(n) hereof.

                  "Option" shall have the meaning set forth in Section 2.2(a) hereof.

                  "Option Exchange Ratio" shall have the meaning set forth in
Section 2.2(a) hereof.

                  "Parent" shall have the meaning set forth in the preamble hereto.

                  "Parent Common Stock" shall mean shares of common stock, par value $0.001, of Parent.

                  "Parent Material Adverse Effect" shall have the meaning set forth in Section 7.1(a) hereof.

                  "Patents" shall have the meaning set forth in Section 3.15(a) hereof.

                  "Payment Agent" shall have the meaning set forth in Section
2.5 hereof.

                  "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

                  "Preferred Stock" shall mean the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock of the Company.

                  "Principal Stockholders" shall have the meaning set forth in the preamble hereto.

                  "Proceeding" shall have the meaning set forth in Section 6.6(a)(ii) hereof.

                  "Remaining Consideration" shall mean the (i) Aggregate Merger Consideration less (ii) the Liquidation Consideration.

                  "Remaining Employee" shall have the meaning set forth in
Section 6.4(a) hereof.

                  "Required Vote" shall have the meaning set forth in Section
3.3 hereof.

                  "Restrictive Covenants Agreement" shall have the meaning set forth in the recitals hereto.

                  "Restricted Stock" shall mean all shares of Common Stock, including any share of Common Stock issued upon the exercise of unvested Options, that are subject to forfeiture, redemption and/or repurchase by the Company pursuant to option agreements, Restricted Stock Agreements or similar agreements or arrangements with the Company.

                  "Restricted Stock Agreement" shall have the meaning set forth in Section 2.5(a) hereof.

                   "Securities" shall mean any options, warrants, common stock, preferred stock or any other securities or rights to acquire securities.

                  "Series A Merger Consideration" shall mean an amount of cash per share equal to the sum of (i) $0.4658 plus (ii) the Common Stock Merger Consideration. For illustrative purposes, Schedule C hereto sets forth the calculation of Series A Merger Consideration.

                  "Series A Preferred Stock" shall mean the Series A Preferred Stock, $0.001 par value, of the Company.

                  "Series B Merger Consideration" shall mean an amount of cash per share equal to the sum of (i) $0.5774168 plus (ii) the Common Stock Merger Consideration. For illustrative purposes, Schedule C hereto sets forth the calculation of Series B Merger Consideration.

                  "Series B Preferred Stock" shall mean the Series B Preferred Stock, $0.001 par value, of the Company.

                  "Series C Merger Consideration" shall mean an amount of cash per share equal to the sum of (i) $0.64 per share plus (ii) the Common Stock Merger Consideration. For illustrative purposes, Schedule C hereto sets forth the calculation of Series C Merger Consideration.

                  "Series C Preferred Stock" shall mean the Series C Preferred Stock, $0.001 par value, of the Company.

                  "Software" shall have the meaning set forth in Section 3.15(k) hereof.

                  "Source Code" shall have the meaning set forth in Section 3.15(k) hereof.

                  "Stockholder Information Statement" shall have the meaning set forth in Section 5.6(b) hereof.

                  "Stockholder Representative" shall mean Steven F. Foster.

                  "Stockholder Representative Expenses" shall have the meaning set forth in Section 9.6(b) hereof.

                  "Stockholders" shall have the meaning set forth in the recitals hereto.

                  "Stock Plan" shall mean the Company's 2001 Stock Option Plan.

                  "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

                  "Surviving Corporation" shall mean the successor or surviving corporation in the Merger.

                  "Tax" or "Taxes" means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

                  "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

                  "Tax Returns" mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

                  "Third Party Claim" shall have the meaning set forth in
Section 9.2 hereof.

                  "Trade Secrets" shall have the meaning set forth in Section 3.15(a) hereof.

                  "Trademarks" shall have the meaning set forth in Section 3.15(a) hereof.

                  "Voting Debt" shall have the meaning set forth in Section 3.2(d) hereof.

                  "WARN Act" shall have the meaning set forth in Section 3.17(c) hereof.

                  "Warrants" shall have the meaning set forth in Section 2.3 hereof.

                  Section 10.2 Interpretation.

                           (a) When a reference is made in this Agreement to a
section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

                           (b) Whenever the words "include", "includes" or
"including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                           (c) The words "hereof", "herein" and "herewith" and
words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                           (d) The plural of any defined term shall have a
meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                           (e) A reference to any party to this Agreement or any
other agreement or document shall include such party's successors and permitted assigns.

                           (f) A reference to any legislation or to any
provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                           (g) The parties have participated jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                  ARTICLE XI

                                 MISCELLANEOUS

                  Section 11.1 Survival. Except as otherwise specifically provided in Article IX of this Agreement, the representations, warranties, covenants and agreements made by the Company herein shall survive any investigation made by Parent and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed to be representations and warranties by the Company hereunder.

                  Section 11.2 Fees and Expenses.

                           (a) Except as specifically provided to the contrary
in this Agreement, all fees, costs and expenses (including but not limited to, all brokers' fees, data room costs and the fees, costs and expenses of legal counsel, financial advisors, investment bankers, insurance and accountants and all fees and expenses incurred in connection with the filing of the Notification and Report Forms under the HSR Act), incurred or accelerated in connection with this Agreement and the consummation of the Merger or any of the other transactions contemplated hereby (the "Merger Expenses") shall be paid by the party incurring such expenses; provided, that if any legal action is instituted to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled, in addition to any other relief to which the party is entitled, to reimbursement of its actual attorneys fees; provided, further, that Company and Parent shall share equally all fees payable to Governmental Entities incurred in connection with the filing of the Notification and Report Forms under the HSR Act.

                  Section 11.3 Amendment. This Agreement may be amended by the written agreement by each of the parties hereto but no amendment shall be made that by law requires further approval by the Stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent, Merger Sub and the Company.

                  Section 11.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                  Section 11.5 Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, sent by facsimile transmission (receipt of which is confirmed) or by mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a) if to the Company, to

                                   SIERRA LOGIC, INC.
                                   9083 Foothills Boulevard
                                   Roseville, CA 95747
                                   Attention:  General Counsel
                                   Facsimile No.: (916) 772-1811

                                   with a copy to

                                   DLA PIPER RUDNICK GRAY CARY US LLP
                                   400 Capitol Mall, Suite 2400
                                   Sacramento, CA  95814
                                   Attention: Gilles S. Attia

                                   Facsimile No.: (916) 930-3201

                                   and

                           (b) if to Parent, to

                                   EMULEX CORPORATION
                                   3333 Susan Street
                                   Costa Mesa, CA 92626-7112
                                   Attention: General Counsel
                                   Facsimile No.: (714) 641-0172



                                   with a copy to

                                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                   525 University Avenue, Suite 1100
                                   Palo Alto, CA  94301
                                   Attention: Gregory C. Smith
                                   Facsimile No.: (650) 470-4570

                                   and

                           (c) if to the Stockholder Representative, to

                                   TPG Ventures, L.P.
                                   2882 Sand Hill Road, Suite 106
                                   Menlo Park, CA 94025
                                   Attention: Steven F. Foster
                                   Facsimile No.: (650) 289-5801

                                   and

                           (d) if to a Principal Stockholder, to the address
set forth opposite his, her or its name on Schedule A, hereto.

                  Section 11.6 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  Section 11.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  Section 11.8 Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules attached hereto) together with the Ancillary Agreements (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, any provisions of such latter agreement which are inconsistent with the transactions contemplated by this Agreement being waived hereby, and (b) shall not be assigned by operation of law or otherwise except that Parent and Merger Sub may assign, in their sole discretion, any or all of their rights, interests and obligations hereunder to any direct or indirect wholly or majority owned Subsidiary or Affiliate of Parent; provided, however, that such assignment shall not relieve Parent of its obligations hereunder.

                  Section 11.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

                  Section 11.10 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  Section 11.11 Parties in Interest. Except as set forth in
Section 9.1 hereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                                                EMULEX CORPORATION


                                                _________________________
                                                By:    Paul Folino
                                                Its:   Chairman & CEO

                                                SHASTA ACQUISITION CORP.


                                                _________________________
                                                By:    James McCluney
                                                Its:   President & COO

                                                SIERRA LOGIC, INC.


                                                _________________________
                                                By:    Robert D. Whitson
                                                Its:   Chief Executive Officer

                                                STOCKHOLDER REPRESENTATIVE


                                                _________________________
                                                By:    Steven F. Foster


                                                PRINCIPAL STOCKHOLDER


                                                _________________________
                                                By:    Robert D. Whitson



                [Signature Page to Agreement and Plan of Merger]

                                                COMMON STOCKHOLDERS:
                                                --------------------


                                                _________________________
                                                By:     Robert D. Whitson




                                                _________________________
                                                By:     Margie Evashenk




                                                _________________________
                                                By:     Bryan Cowger




                                                _________________________
                                                By:     Joe Steinmetz







                [Signature Page to Agreement and Plan of Merger]

                                                PREFERRED STOCKHOLDERS:
                                                -----------------------

                                                TPG VENTURES, L.P.

                                                BY:  TPG VENTURES GENPAR, L.P.

                                                BY:  TPG VENTURES ADVISORS,
                                                L.L.C.
                                                  ITS GENERAL PARTNER


                                                _________________________
                                                By:    Steven F. Foster
                                                Its:   Vice President




                                                TPG VENTURES ADVISORS, L.L.C.

                                                BY:  TPG VENTURES GENPAR, L.P.

                                                BY:  TPG VENTURES ADVISORS,
                                                L.L.C.
                                                  ITS GENERAL PARTNER


                                                _________________________
                                                By:    Steven F. Foster
                                                Its:   Vice President






                [Signature Page to Agreement and Plan of Merger]

                                                TPG VENTURES GENPAR, L.P.

                                                BY:  TPG VENTURES GENPAR, L.P.

                                                BY:  TPG VENTURES ADVISORS,
                                                L.L.C.
                                                  ITS GENERAL PARTNER


                                                _________________________
                                                By:    Steven F. Foster
                                                Its:   Vice President







                [Signature Page to Agreement and Plan of Merger]

                                                QTV CAPITAL LIMITED


                                                _________________________
                                                By:
                                                Its:
















                [Signature Page to Agreement and Plan of Merger]

                                             J.P. MORGAN PARTNERS, (BHCA), L.P.

                                             BY: JPMP MASTER FUND MANAGER,
                                             L.P., ITS GENERAL PARTNER

                                             BY: JPMP CAPITAL CORP.,
                                              ITS GENERAL PARTNER

                                             BY:  PANORAMA CAPITAL, LLC, AS
                                             ATTORNEY IN FACT

                                             __________________________________
                                             By:
                                             Its:






                                             J.P. MORGAN PARTNERS GLOBAL
                                             INVESTORS, L.P.

                                             BY: JPMP GLOBAL INVESTORS, L.P.,
                                                ITS GENERAL PARTNER

                                             BY: JPMP CAPITAL CORP.,
                                                ITS GENERAL PARTNER

                                             BY:  PANORAMA CAPITAL, LLC, AS
                                             ATTORNEY IN FACT


                                             __________________________________
                                             By:
                                             Its:





                [Signature Page to Agreement and Plan of Merger]

                                             J.P. MORGAN PARTNERS GLOBAL
                                             INVESTORS (CAYMAN) , L.P.

                                             BY: JPMP GLOBAL INVESTORS, L.P.,
                                                ITS GENERAL PARTNER

                                             BY: JPMP CAPITAL CORP.,
                                                ITS GENERAL PARTNER

                                             BY:  PANORAMA CAPITAL, LLC, AS
                                             ATTORNEY IN FACT



                                             __________________________________
                                             By:
                                             Its:



                                             J.P. MORGAN PARTNERS GLOBAL
                                             INVESTORS (CAYMAN) II, L.P.

                                             BY: JPMP GLOBAL INVESTORS, L.P.,
                                                ITS GENERAL PARTNER

                                             BY: JPMP CAPITAL CORP.,
                                                ITS GENERAL PARTNER

                                             BY:  PANORAMA CAPITAL, LLC, AS
                                             ATTORNEY IN FACT


                                             __________________________________
                                             By:
                                             Its:






                [Signature Page to Agreement and Plan of Merger]

                                             J.P. MORGAN PARTNERS GLOBAL
                                             INVESTORS (SELLDOWN), L.P.

                                             BY: JPMP GLOBAL INVESTORS, L.P.,
                                               ITS GENERAL PARTNER

                                             BY: JPMP CAPITAL CORP.,
                                               ITS GENERAL PARTNER

                                             BY:  PANORAMA CAPITAL, LLC, AS
                                             ATTORNEY IN FACT


                                             __________________________________
                                             By:
                                             Its:




                                             J.P. MORGAN PARTNERS GLOBAL
                                             INVESTORS (SELLDOWN II), L.P.


                                             BY: JPMP GLOBAL INVESTORS, L.P.,
                                                ITS GENERAL PARTNER

                                             BY: JPMP CAPITAL CORP.,
                                                ITS GENERAL PARTNER


                                             __________________________________
                                             By:
                                             Its:





                [Signature Page to Agreement and Plan of Merger]

                                             J.P. MORGAN PARTNERS GLOBAL
                                             INVESTORS A, L.P.

                                             BY: JPMP GLOBAL INVESTORS, L.P.,
                                             ITS GENERAL PARTNER

                                             BY: JPMP CAPITAL CORP., ITS
                                             GENERAL PARTNER

                                             BY:  PANORAMA CAPITAL, LLC, AS
                                             ATTORNEY IN FACT


                                             __________________________________
                                             By:
                                             Its:








                [Signature Page to Agreement and Plan of Merger]

                                             INTERWEST PARTNERS VIII, L.P.

                                             BY:  INTERWEST MANAGEMENT
                                             PARTNERS VIII, LLC, ITS GENERAL
                                             PARTNER

                                             __________________________________
                                             By:
                                             Its:





                                             INTERWEST INVESTORS Q VIII, L.P.

                                             BY:  INTERWEST MANAGEMENT
                                             PARTNERS VIII, LLC
                                               ITS GENERAL PARTNER

                                             __________________________________
                                             By:
                                             Its:


                                             INTERWEST INVESTORS VIII, L.P.

                                             BY:  INTERWEST MANAGEMENT
                                             PARTNERS VIII, LLC
                                               ITS GENERAL PARTNER

                                             __________________________________
                                             By:
                                             Its:







                [Signature Page to Agreement and Plan of Merger]

                                   Exhibit A
                                   ---------

                                                                     EXHIBIT A



                                ESCROW AGREEMENT
                                ----------------

                  This ESCROW AGREEMENT (this "Agreement," or "Escrow Agreement"), dated as of September ___, 2006, by and among EMULEX CORPORATION, a Delaware corporation ("Parent"), Steven F. Foster, as Stockholder Representative, as defined below, and U.S. Bank National Association, a national banking association, as escrow agent (the "Escrow Agent"). Certain capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).


                  A. SIERRA LOGIC, INC., a Delaware corporation (the "Company"), Parent, SHASTA ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Stockholder Representative have entered into an Agreement and Plan of Merger, dated of even date herewith (the "Merger Agreement"), a copy of which is attached hereto, pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company remaining as the surviving corporation in the Merger.


                  B. Section 2.4 of the Merger Agreement provides that within fifteen (15) business days after the Effective Time, subject to Section 2.8 of the Merger Agreement with respect to Dissenting Shares for which dissenters' rights shall have been withdrawn or lost, Parent will deposit in escrow (such deposit constituting the "Escrow Fund") cash in the amount of fifteen percent (15%) of the aggregate Merger Consideration (the "Escrow Amount"). The Escrow Amount shall be withheld from each Stockholder (other than Stockholders holding Dissenting Shares) on a pro rata basis (based upon the aggregate amount of the Merger Consideration that each Stockholder is entitled to receive pursuant to
Article II of the Merger Agreement in respect of such holder's Capital Stock (other than Dissenting Shares, if any) relative to the aggregate amount of the Merger Consideration that all Stockholders are entitled to receive in respect of all Capital Stock (other than Dissenting Shares, if any) as set forth in Appendix I) (such pro rata amount, the Stockholder's "Pro Rata Share").


                  C. Steven F. Foster has been elected by stockholders subject to the Escrow Agreement to act as the sole and exclusive agent, attorney-in-fact and representative of Stockholders to exercise the rights, powers and authority granted herein ("Stockholder Representative").


                  D. The parties to this Agreement desire to establish the terms and conditions pursuant to which the Escrow Amount will be deposited into, held in, and disbursed from the Escrow Fund.


                  NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Escrow.

                      (a) Escrow Fund. The Escrow Agent agrees to accept delivery of the Escrow Amount and hold such Escrow Amount as part of the Escrow Fund as collateral for the indemnification obligations set forth in Article IX of the Merger Agreement until the Escrow Agent is required to release the Escrow Property (as defined below) pursuant to the terms of this Agreement and the Merger Agreement. For the purposes of this Agreement, subject to Section 4 hereof, "Initial Termination Date" shall mean September 1, 2007 and "Termination Date" shall mean the date and time which is eighteen (18) months following the Effective Time. With its deposit of the Escrow Amount, Parent shall deliver to the Escrow Agent a certificate setting forth the Closing Date and the Effective Time.

                      (b) Indemnification. For purposes of this Agreement, references to Parent will include all other Indemnified Parties, as applicable. It is hereby agreed that the Escrow Fund will serve as security for any Damages as set forth in Article IX of the Merger Agreement.

                  2. Deposit of Escrow Amount: Release from Escrow.

                      (a) Delivery of Escrow Amount. Parent shall deposit the Escrow Amount into the Escrow Account with the Escrow Agent within fifteen (15) business days after the Closing Date. The Escrow Agent may assume without inquiry that the Escrow Amount deposited with it has been correctly calculated in accordance with the requirements of the Merger Agreement and that no additional funds, other than income earned with respect to the Escrow Amount, are required by the Merger Agreement or this Agreement to be held by the Escrow Agent.

                      (b) Confirmation of Deposit. The Escrow Agent shall provide to each of Parent and the Stockholder Representative written confirmation promptly upon receipt of the deposit made pursuant to Section 2(a) above.

                      (c) Stockholders' Accounts. The Escrow Agent will maintain for each Stockholder a spreadsheet accounting record (each, an "Account") specifying the portion of the Escrow Amount held for the record of each Stockholder pursuant to this Agreement. The Escrow Amount received under
Section 2(a) will be allocated to each Stockholder's Account in accordance with such Stockholder's Pro Rata Share in the Escrow Fund.

                      (d) Rights of Ownership. Any income received by the Escrow Agent with respect to the Escrow Amount, while such Escrow Amount is held in escrow under this Agreement shall be held in escrow in the same manner as the Escrow Amount relating thereto, and shall collectively, with the Escrow Amount, be considered to be "Escrow Property".

                      (e) Investment of Escrow Property. The Escrow Agent shall hold the Escrow Property in escrow and shall invest the Escrow Property and any interest or income thereon only in the Escrow Agent's Insured Money Market Account as described in Appendix II hereto ("IMMA"). As and when any portion of the Escrow Property and any interest or income thereon is to be released under this Agreement, the Escrow Agent shall not be liable for any loss of principal or income in connection therewith unless such loss results from or arises in connection with the Escrow Agent's gross negligence, willful misconduct or breach of this Agreement. All interest attributable to the Escrow Property shall be added to and be part of, and any loss shall be charged to, the Escrow Property for all purposes hereunder. At the time of delivery to Stockholders of any of the Escrow Property that is distributable to Stockholders hereunder, the Escrow Agent shall deliver to such Stockholders any accrued but unpaid interest or other earnings on such amount of the Escrow Property distributable to Stockholders hereunder (but not any accrued and unpaid interest or other earnings on such amount of the Escrow Property that is distributable to Parent hereunder, which shall instead be delivered to Parent (the "Parent Escrow Earnings Amount")).

                      (f) Distribution to Stockholders. Subject to Section 4 hereof with respect to the Merger Consideration, (i) promptly after the Initial Termination Date, the Escrow Agent will release from escrow to the Stockholders their Pro Rata Share of (x) one-half of the Escrow Property less (y) (A) any Escrow Property delivered to Parent in accordance with Section 4 hereof in satisfaction of Claims, (B) any Escrow Property subject to delivery to Parent in accordance with Section 4 hereof with respect to any then resolved but unsatisfied Claims, and (C) any Escrow Property subject to any then pending but unresolved Claims and (ii) promptly after the Termination Date, the Escrow Agent will release from escrow to the Stockholders their Pro Rata Share of the
(x) remaining Escrow Property less (y)(A) any Escrow Property delivered to Parent in accordance with Section 4 hereof in satisfaction of Claims, (B) any Escrow Property subject to delivery to Parent in accordance with Section 4 hereof with respect to any then resolved but unsatisfied Claims, and (C) any Escrow Property subject to any then pending but unresolved Claims. Any Escrow Property held as a result of clauses (i)(y)(C) and (ii)(y)(C) above will be released to the Stockholders or released to Parent (as appropriate) promptly upon resolution of each specific Claim involved. All payments of Escrow Property to Stockholders shall be made by check and in accordance with the payment provided by Stockholders on their respective Letter of Transmittal which shall be delivered to the Escrow Agent by Parent from time to time as and when received by Parent. Any Escrow Property remaining in the Escrow Fund for which a Letter of Transmittal shall not have been received by the Escrow Agent by the Termination Date shall be released to Parent.

                      (g) Release. The Escrow Property will be held by the Escrow Agent until required to be released to the Stockholders pursuant to
Section 2(f) above or to Parent in satisfaction of any Claims made by Parent in accordance with Section 4 below. Notwithstanding anything to the contrary herein, the Escrow Agent is authorized and directed to deliver any or all of the Escrow Fund as directed from time to time in joint written instructions signed by or on behalf of Parent and the Stockholder Representative. Escrow Property shall be released to the respective Stockholders in accordance with their respective Accounts.

                      (h) No Encumbrance. No Escrow Property or any beneficial interest in the Escrow Property may be pledged, sold, assigned, transferred, or otherwise encumbered, including, without limitation, by operation of law, by a Stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Stockholder, prior to the delivery to such Stockholder of such Stockholder's portion of the Escrow Property by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Merger Agreement.

                      (i) Withdrawals. No part of the Escrow Property may be withdrawn from the Escrow Fund established hereunder without prior written instructions to the Escrow Agent signed by both Parent and the Stockholder Representative.

                      (j) Tax Reporting. The parties hereto agree that the Stockholders shall be treated for all Tax purposes as the owners of their Pro Rata Shares of the Escrow Fund. Within thirty (30) days of the date hereof, the Stockholder Representative shall furnish to the Escrow Agent Internal Revenue Service Forms W-9 or Forms W-8BEN for each of the Stockholders. The parties agree that the interest and other earnings attributable to the Escrow Property shall be treated for U.S. federal, state and local tax purposes as income of the Stockholders in the respective proportions indicated on Appendix I; provided, however, that in the case of any particular taxable year during which Parent receives the Parent Escrow Earnings Amount pursuant to Section 2(e) hereof, then any interest or other earnings earned by the Escrow Fund during such taxable year shall be allocated to Parent for U.S. federal, state and local income tax purposes in an amount equal to the lesser of (i) the Parent Escrow Earnings Amount or (ii) the amount of interest or other earnings earned by the Escrow Fund during such taxable year.

                  3. Notice of Claim. Each notice of a Claim by Parent (the "Notice of Claim") will be in writing and delivered to the Escrow Agent and the Stockholder Representative and will contain Parent's estimate of the reasonably foreseeable maximum amount of the alleged Damages to the extent it is known to Parent.

                  4. Resolution of Notice of Claim and Transfer of Escrow Amount. Any Notice of Claim received by the Stockholder Representative and the Escrow Agent pursuant to Section 3 above will be resolved as follows:

                      (a) Uncontested Claims. In the event that the Stockholder Representative does not contest a Notice of Claim in writing to the Escrow Agent (with a copy to Parent) within thirty (30) calendar days after a Notice of Claim containing a statement of the claimed Damages is delivered to the Escrow Agent pursuant to Section 6 below, the Escrow Agent will immediately transfer to Parent the portion of Escrow Property equal to the amount of Damages specified in the Notice of Claim, and will notify the Stockholder Representative of such transfer.

                      (b) Contested Claims. In the event that the Stockholder Representative gives written notice contesting all, or any portion of, a Notice of Claim to Parent and the Escrow Agent (a "Contested Claim") within the 30-day period provided above, then matters that are subject to Third Party Claims (as defined in the Merger Agreement) brought against Parent or the Company in a litigation or arbitration will await the final decision, award or settlement of such litigation or arbitration, while matters that arise between Parent and the Stockholders (or the Stockholder Representative) will be settled by binding arbitration pursuant to this Section 4(b) ("Arbitrable Claims"). Any portion of the Notice of Claim that is not contested will be resolved as set forth in
Section 4(a) above. The final decision of the arbitrator will be furnished to the Escrow Agent, the Stockholder Representative and Parent in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Stockholders, the Stockholder Representative and Parent, and an order with

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

respect thereto may be entered in any court of competent jurisdiction. After delivery of written notice by the Stockholder Representative that the Notice of Claim is contested by the Stockholder Representative, the Escrow Agent will continue to hold in the Escrow Fund an amount sufficient to cover such Claim (notwithstanding the occurrence of the Initial Termination Date or Termination Date, as applicable) until: (i) execution of a settlement or joint escrow instructions agreement by Parent and the Stockholder Representative setting forth a resolution of the Notice of Claim, or (ii) receipt of a copy of the final award of the arbitrator.

                                (i) Arbitration. Any Arbitrable Claim and any
other dispute arising out of or relating to this Agreement shall be resolved by arbitration before a single arbitrator in Costa Mesa, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA Rules") then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Claim or such dispute.

                                (ii) Selection of Arbitrator. The arbitrator
shall be mutually agreed upon by Parent and the Stockholder Representative.

                                (iii) Payment of Costs. Parent and the
Stockholder Representative on behalf of the Stockholders as a group will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that (A) the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and (B) all costs of arbitration resulting from any Claim shall be added to the amount of such Claim and in each case, the arbitrator will be authorized to make such determinations.

                                (iv) Exclusive Remedy. Except as specifically
otherwise provided in this Agreement or the Merger Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Claim or any other dispute arising out of or relating to this Agreement.

                                (v) Escrow Agent Entitled to Rely. The Escrow
Agent shall be entitled to rely upon the final award of an arbitrator and if it complies with any such final award, it shall not be liable to any of the parties hereto or any other third party by reason of such compliance even though such final award may be subsequently reversed, modified, set aside or vacated.

                      (c) Payment of Claims. Any amount determined to be owed or payable to Parent pursuant to this Section 4 or otherwise under this Agreement shall be immediately released by the Escrow Agent to Parent out of the Escrow Property then held by the Escrow Agent.

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

                      (d) No Exhaustion of Remedies. Parent need not pursue or exhaust any other remedies that may be available to it before proceeding in accordance with the provisions contained in this Agreement. Subject to the limitations set forth in the Merger Agreement, Parent may institute claims against the Escrow Property and in satisfaction thereof may recover an amount, in accordance with the terms of this Agreement, without making any other claims directly against any Stockholders or the Stockholder Representative, and without rescinding or attempting to rescind the transactions effected by the Merger Agreement. The assertion of any single Claim for indemnification hereunder will not bar Parent from asserting any other claims hereunder.

                  5. Limitation of Escrow Agent's Duties and Liability.

                      (a) The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement, and no other or further duties or responsibilities shall be implied. The Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of any agreement or instructions, other than as outlined in this Agreement, including, without limiting the generality of the foregoing, the Merger Agreement.

                      (b) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any items which may be due it hereunder.

                      (c) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent's willful misconduct or gross negligence was the primary cause of any loss to Parent or any Stockholder. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

                      (d) Parent and the Stockholder Representative (solely on behalf of the Stockholders) hereby agree to jointly and severally indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense arising out of or in connection with this Agreement and carrying out its duties hereunder, including the costs and expenses of investigating or defending itself against any claim of liability, except in the case of gross negligence or willful misconduct by the Escrow Agent. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The costs of enforcing this indemnity shall also be shared equally by Parent and the Stockholder Representative on behalf of the Stockholders. This right of indemnification shall survive the termination of the Escrow Agreement and the removal or resignation of the Escrow Agent.


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

                      (e) All interest or other income earned under the Escrow Agreement shall be allocated and paid as provided herein and reported by the recipient to the relevant tax authority as having been so allocated and paid.

                      (f) The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given jointly by Parent and the Stockholder
Representative.

                      (g) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all Escrow Property until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction, such final order or judgment to be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that such order or judgment is final and enforceable and not subject to further appeal. The Escrow Agent shall act on such court order and legal opinion without further question.

                  6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile transmission (receipt of which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) or by overseas courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                             (a)    If to Parent, to:

                                    EMULEX CORPORATION
                                    3333 Susan Street
                                    Costa Mesa, CA 92626-7112
                                    Attn:  Michael J. Rockenbach, Chief
                                           Financial Officer
                                    Telephone:  (714) 885-3695
                                    Facsimile: (714) 641-0172

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher and Flom LLP
                                    525 University Avenue, Suite 1100
                                    Palo Alto, CA 94301
                                    Attn:  Gregory C. Smith
                                    Telephone:  (650) 470-4500
                                    Facsimile:  (650) 470-4570


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



                            (b)     If to the Stockholder Representative, to:

                                    TPG Ventures, L.P.
                                    2882 Sand Hill Road, Suite 106
                                    Menlo Park, CA 94025
                                    Attention: Steven F. Foster
                                    Facsimile No.:  (650) 289-5801

                            (c)     If to the Escrow Agent, to:

                                    U.S. Bank National Association
                                    633 West Fifth Street, 24th Floor
                                    LM-CA-T24T
                                    Los Angeles, CA 90071
                                    Attn: Corporate Trust Services
                                          (Account No.: ____________)
                                    Telephone:  (213) 615-6043
                                    Facsimile:  (213) 615-6197

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall only be effective upon actual receipt.

                  7. General.

                      (a) Governing Law; Successors and Assigns. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict of law principles and will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                      (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                      (c) Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter contained herein, and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

                      (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein. The Stockholder Representative is authorized to execute any and all waivers on behalf of each of the Stockholders.

                      (e) Definitions. Capitalized words shall have the meanings included in the Merger Agreement, and as defined in this Escrow Agreement, and with further definitions as follows (except as otherwise expressly provided or unless the context clearly requires otherwise):


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

                           "Claim" shall mean any fact, circumstance, or
occurrence giving rise to Damages.

                           "Letter of Transmittal" shall mean the letter of
transmittal, in the form approved by Parent, that each Stockholder shall complete, execute and deliver to the Escrow Agent in connection with the surrender of Certificates evidencing shares of Capital Stock.

                  8. Expenses. All reasonable fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder will be paid in accordance with the fee schedule attached hereto as Appendix III and will be shared equally by Parent and the Stockholder Representative, except that fees and disbursements resulting from any Claim shall be added to the amount of such Claim, and provided, that the portion of such fees and expenses allocable to the Stockholder Representative shall be paid from the Escrow Fund.

                  9. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying a date not less than thirty (30) days following such notice date of when such resignation will take effect. Parent and the Stockholder representative may jointly remove the Escrow Agent at any time with or without cause by an instrument given to the Escrow Agent, which instrument shall designate the effective date of such removal. Parent will designate a successor Escrow Agent prior to the expiration of such period by giving written notice to the Escrow Agent and the Stockholder Representative. Parent may appoint a successor Escrow Agent without the consent of the Stockholders or the Stockholder Representative so long as such successor is a bank with assets of at least One-hundred Million Dollars ($100,000,000), and may appoint any other successor Escrow Agent with the consent of the Stockholder Representative, which consent will not be unreasonably withheld. The Escrow Agent will promptly transfer the Escrow Property to such designated successor. If an instrument of acceptance by a successor escrow agent shall not have been delivered to the Escrow Agent within thirty (30) days after giving of notice of such resignation, the Escrow Agent may, at the expense of Parent and the Stockholders, petition any court of competent jurisdiction to appoint a successor Escrow Agent.

                  10. Amendment. This Agreement may be amended by the written agreement of Parent, the Escrow Agent and the Stockholder Representative (on behalf of each of the Stockholders), provided that, if the Escrow Agent does not agree to an amendment agreed upon by Parent and the Stockholder Representative, the Escrow Agent will resign and Parent will appoint a successor Escrow Agent in accordance with Section 9 above.

                  11. USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization


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

documents from individuals claiming authority to represent the entity or other relevant documentation. Parent and the Stockholder Representative on behalf of the Stockholders each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

                                   EMULEX CORPORATION


                                   By:
                                      -------------------------------------
                                   Name:  Paul Folino
                                   Title: Chairman and Chief Executive Officer


                                   U.S. BANK NATIONAL ASSOCIATION
                                   AS ESCROW AGENT


                                   By:
                                      -------------------------------------
                                   Name:  Paula M. Oswald
                                   Title: Vice President


                                   STEVEN F. FOSTER
                                   AS STOCKHOLDER REPRESENTATIVE


                                   By:
                                      -------------------------------------
                                   Name:
                                   Title:



                      [Signature Page to Escrow Agreement]

                                   Appendix I
                                   ----------

                         Merger Consideration Worksheet

                                  Appendix II
                                  -----------

                         U.S. Bank National Association
                              Money Market Account
                             Description and Terms


The U.S. Bank Money Market account is a U.S. Bank National Association ("U.S. Bank") interest-bearing money market deposit account designed to meet the needs of U.S. Bank's Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit with U.S. Bank.


U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank's discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank's trust department performs all account deposits and withdrawals. The deposit account is insured by the Federal Deposit Insurance Corporation up to $100,000.

                                  Appendix III
                                  ------------
                             U.S. Bank Fee Schedule